UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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LITTELFUSE, INC.
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8755 West Higgins Road, Suite 500
Chicago, IL 60631

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
APRIL 26, 2019

The 2019 Annual Meeting of Stockholders of Littelfuse, Inc. (the "Company") will be held at the O’Hare Plaza, First Floor Conference Center, 8745 West Higgins Road, Chicago, Illinois 60631, on Friday, April 26, 2019 at 9:00 a.m. local time, for the following purposes as described in the attached Proxy Statement:

1.	To elect nine directors to serve a term of one year and until their successors are duly elected and qualified;

2.	To conduct an advisory (non-binding) vote on the compensation of our named executive officers ("NEOs");

3.	To approve and ratify the appointment by the Audit Committee of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 28, 2019; and

4.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Stockholders of record at the close of business on March 1, 2019 will be entitled to vote at the meeting.

Ryan K. Stafford
Corporate Secretary

March 15, 2019

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on April 26, 2019:

 Your vote is important. Please review our proxy materials, including the enclosed Proxy Statement, and vote your shares by using the Internet or telephone or by signing, dating and returning the enclosed proxy card. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you so desire. The Proxy Statement and the 2018 Annual Report for the fiscal year ended December 29, 2018, are available at
www.proxyvote.com.

2019 PROXY STATEMENT

2019 PROXY STATEMENT
TABLE OF CONTENTS (Continued)

GENERAL INFORMATION AND FREQUENTLY ASKED QUESTIONS

We are furnishing this Proxy Statement to the stockholders of Littelfuse, Inc. in connection with the solicitation by the Board of Directors of Littelfuse, Inc. (the "Board") of proxies to be voted at our annual meeting of stockholders to be held on April 26, 2019, (the "Annual Meeting"). The Annual Meeting will be held at the O’Hare Plaza, First Floor Conference Center, 8745 West Higgins Road, Chicago, Illinois 60631, at 9:00 a.m., local time, and at any postponements or adjournments of that meeting.

When used in this Proxy Statement, the terms "we," "us," "our," "the Company" and "Littelfuse" refer to Littelfuse, Inc.

The Notice of Internet Availability of Proxy Materials is first being mailed to stockholders on or about March 15, 2019 to notify stockholders of record that the proxy materials (this Proxy Statement, proxy card, and the 2018 Annual Report on Form 10-K) are available online at www.proxyvote.com, or in hard copy by request, free of charge. We encourage all stockholders to access their proxy materials online to reduce the environmental impact and the cost of our proxy solicitation. You may request a paper copy of the proxy materials using any of the following methods:

1.By Internet: go to www.proxyvote.com
2.By Phone: 1-800-579-1639
3.By Email: sendmaterial@proxyvote.com

We encourage you to access and review all of the important information in the proxy materials before voting.

What is required for a quorum at the Annual Meeting?

A quorum of stockholders is required for the transaction of business at our Annual Meeting. Our bylaws provide that a majority of all of the shares of common stock entitled to vote, whether present in person or represented by proxy, constitutes a quorum for the transaction of business at the meeting. Abstentions and "broker non-votes" will also be considered as present for purposes of determining the presence or absence of a quorum at the Annual Meeting.

How are proxies solicited and what is the cost?

The proxy accompanying this proxy statement is solicited on behalf of our Board, for use at the Annual Meeting. We will bear the cost of soliciting proxies. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons for the costs they incur to forward the solicitation material to such beneficial owners. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone or in person.

What is Householding?

Under SEC rules, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless the stockholders have notified the Company of their desire to receive multiple copies of the proxy statement. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

If you receive notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker directly or direct your written request to our Corporate Secretary at 8755 West Higgins Road, Suite 500, Chicago, Illinois 60631.

Who may vote at the Annual Meeting?

Stockholders of record at the close of business on March 1, 2019, the record date for the Annual Meeting, will be entitled to notice of and to vote at the meeting. On March 1, 2019, we had outstanding 24,710,223 shares of our common stock, par value $0.01 per share. Each outstanding share of common stock entitles the holder to one vote per share on each matter submitted to a vote at the meeting.

2019 Proxy Statement	1

A list of the stockholders of record entitled to vote at the meeting will be available for examination by stockholders for any purpose germane to our Annual Meeting during ordinary business hours for a period of at least ten days prior to the meeting at our headquarters located at 8755 West Higgins Road, Suite 500, Chicago, Illinois 60631.

What shares are included on the proxy card?

If your shares are registered directly in your name with the Company’s transfer agent, EQ Shareowner Services, you are considered a stockholder of record with respect to those shares. If your shares are held in a bank or brokerage account, you are considered the beneficial owner of those shares.

If you are a stockholder of record, you will receive only one notice or proxy card for all the shares you hold in certificate form, or book-entry form.

If you are a beneficial owner, you will receive voting instructions from the bank, broker or other nominee through which you own your shares.

What if I am a beneficial owner and do not give voting instructions to my broker?

If you are a beneficial owner and do not provide voting instructions to your bank, broker or other nominee, the following applies:

Non-Discretionary Items. The election of directors and the advisory vote on executive compensation are non-discretionary items and may not be voted on by brokers, banks or other nominees that have not received specific voting instructions from beneficial owners. This is called a "broker non-vote."

Discretionary Items. The ratification of the appointment of the Company’s independent registered public accounting firm (Grant Thornton LLP) is a discretionary item. Generally, banks, brokers and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

How do I vote?

■	Via Internet: Visit www.proxyvote.com	■	By Mail: Sign, date and return your proxy card to the address listed on the proxy card.
■	By Phone: Call 1-800-690-6903	■	In Person: All stockholders of record may vote in person at the annual meeting.

All shares entitled to vote and represented by properly executed and unrevoked proxies will be voted at the Annual Meeting in accordance with the instructions given therein. If no instructions are indicated on a properly executed proxy (other than broker non-votes), the shares represented by that proxy will be voted as recommended by the Board.

What can I do if I change my mind after I vote my shares?

Any stockholder giving a proxy has the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by (1) written notice to us sent to the attention of our Corporate Secretary at 8755 West Higgins Road, Suite 500, Chicago, Illinois 60631, (2) execution of a subsequent proxy, (3) voting on the Internet or by telephone, or (4) attending the Annual Meeting and voting in person. Mere attendance at the annual meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the annual meeting or at any postponements or adjournment thereof.

2019 Proxy Statement	2

What are the voting standards for each of the Proposals to be voted on at the Annual Meeting?

Stockholders are being asked to vote on the following matters at the Annual Meeting. The voting standard and our Board’s voting recommendation for each matter is described below:

Proposal	Voting Standard*	Board Recommendation
Proposal 1: Election of Director Nominees	Majority of votes cast**	FOR ALL the nominees for director
Proposal 2: Advisory Vote on Executive Compensation	Majority of votes cast	FOR
Proposal 3: Approval and Ratification of the Appointment of Grant Thornton LLP as Independent Auditors	Majority of votes cast	FOR

*Majority of votes cast means that the number of votes cast "For" the proposal exceeds the number of votes cast "Against."

**Except in the event of a contested election of directors. In the event of a contested election, directors shall be elected by plurality of votes cast. Also, our Corporate Governance Guidelines include a resignation policy, which provides, among other things, that if a director nominee does not receive a majority of the votes cast:

■	such nominee must tender his or her resignation within ten days;

■	the Nominating and Governance Committee of the Board must recommend to our Board whether such resignation should be accepted or rejected; and

■	our Board must take final action no later than 90 days after the stockholder vote.

How are abstentions and broker non-votes counted?

Abstentions will not be included in vote totals and will have no effect on Proposal 1 – the election of director nominees. Abstention votes on each of Proposal 2 and 3 will have the same effect as a vote "Against."

Broker non-votes will not be included in vote totals and will have no effect on the outcome of any of the proposals to be voted on at the Annual Meeting.

What do I need in order to attend the Annual Meeting?

■ Admittance information.
Attendance is limited to stockholders of record as of March 1, 2019. You should be prepared to present photo identification for admittance. Please note that cameras, sound or video recording equipment, or similar electronic devices, large bags, briefcases or packages will not be allowed in the meeting room.

■ Proof that you own shares of the Company as of March 1, 2019.
If you are a stockholder of record, your name is subject to verification against the list of stockholders of record on the record date prior to being admitted to the meeting. If you are a beneficial owner and your shares are held through a broker, bank or other nominee, you may also attend our Annual Meeting if you provide proof of beneficial ownership on the record date, such as your most recent account statement or similar evidence of ownership.

Who will tabulate and count the votes?

We retain an independent inspector of election from Broadridge Financial Solutions to attend our Annual Meeting and to certify the results of the vote.

When will the Company announce the voting results?

We will announce the preliminary voting results at the Annual Meeting. The Company will report the final results on a Current Report on Form 8-K, to be filed with the SEC within four business days following the Annual Meeting.

2019 Proxy Statement	3

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The Board currently consists of ten members. All of our current directors, except for Mr. Ronald Schubel, who will be retiring at the 2019 Annual Meeting, are standing for re-election. Therefore, we are asking our stockholders to elect nine directors at the annual meeting to serve a term of one year and until their successors have been duly elected and qualified. The nominees for director, all of whom are now serving as directors, are listed below together with certain biographical information as of March 1, 2019.

Name	Position
Kristina Cerniglia	Director
Tzau-Jin Chung	Director
Cary T. Fu	Director
Anthony Grillo	Director
David W. Heinzmann	Director
Gordon Hunter	Chairman of the Board
John E. Major	Director
William P. Noglows	Lead Independent Director
Nathan Zommer	Director

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR ALL OF THE DIRECTOR NOMINEES

	Kristina A. Cerniglia, 52	Director since December 2018

Ms. Cerniglia has served as Senior Vice President and Chief Financial Officer for Hillenbrand, Inc. (NYSE:HI), a global diversified industrial company with multiple market-leading brands that serve a wide variety of industries across the globe, since 2014. From 2010 to 2014, Ms. Cerniglia served as Vice President and Corporate Controller at Stanley Black & Decker, a global provider of power and hand tools, mechanical access solutions and electronic monitoring systems. Ms. Cerniglia earned her bachelor’s degree in finance from Bentley College.

In nominating Ms. Cerniglia for election as a director, our Board focused on her 30 years of diverse financial and industry experience and leadership as important attributes to help enhance and shape our growth strategy.

Committee Membership: ■ None
	Tzau-Jin (T.J.) Chung, 56	Director since 2007

Mr. Chung has served as an Operating Partner of Core Industrial Partners LLC, a private equity firm investing in small to medium sized manufacturing companies in North America, since 2017. From 2013 to May 2016, Mr. Chung served as president and chief executive officer of Navman Wireless and Teletrac Inc., a global market leader in GPS-based fleet management solutions. From 2007 to December 2012, Mr. Chung was chief executive officer of Navman Wireless. Previously, Mr. Chung served as president of the New Technologies Division of Brunswick Corporation (NYSE:BC) from 2002 to 2007. Prior to that, he served as vice president — strategy of Brunswick Corporation, where he was responsible for corporate-wide strategic planning, mergers and acquisitions and information technology. Mr. Chung has served on the board of directors of MCBC Holdings, Inc. (NASDAQ:MCFT) since December 2016, and Airgain, Inc. (NASDAQ:AIRG) since October 2018. Mr. Chung earned his bachelor’s degree in science, electrical and computer engineering from the University of Texas — Austin. He also holds a MS in computer science from North Carolina State University and an MBA from the Fuqua School of Business at Duke University.

In nominating Mr. Chung for election as a director, our Board focused on his past experience in developing new products and his experience with operations in Asia as important attributes for his continuing to serve as one of our directors.

Committee Membership: ■ Compensation Chair ■ Nominating and Governance ■ Technology

2019 Proxy Statement	4

	Cary T. Fu, 70	Director since 2012

Mr. Fu is the co-founder of Benchmark Electronics, Inc. (NYSE:BHE), a solutions provider for high technology OEM customers. He served as chairman of the board of Benchmark from 2009 until his retirement in 2012, and served as a director from 1990 until 2012. Mr. Fu also served as the chief executive officer of Benchmark from 2004 to 2011, and was the president and chief executive officer from 2004 to 2006. From 1986 to 2004, Mr. Fu served in various capacities with Benchmark, including as executive vice president, treasurer and secretary.  Mr. Fu has served on the board of directors of Teradata Corporation (NYSE:TDC) since 2008.  Mr. Fu holds an MS in accounting from the University of Houston and is a certified public accountant.

In nominating Mr. Fu for election as a director, our Board focused on his past experience in the industry and unparalleled management experience.

Committee Membership: ■ Audit Chair ■ Compensation
	Anthony Grillo, 63	Director since 1991

Mr. Grillo is the founder of American Securities Advisors, LLC and affiliates (now known as Ascribe Opportunities Management, LLC), an advisory and private equity investment firm established in 2005. Mr. Grillo served as Managing Director of Ascribe until his retirement in December 2018. From 2001 through 2004, Mr. Grillo served as Senior Managing Director of Evercore Partners, Inc. (NYSE:EVR), an investment banking boutique providing advisory services to multinational corporations on significant mergers, acquisitions, divestitures, restructurings and other strategic corporate transactions, where he founded the restructuring practice for the firm. From 1999 through 2001, Mr. Grillo served as Senior Managing Director of Joseph Littlejohn & Levy, Inc., a private equity firm. From 1991 through 1999, Mr. Grillo was a Senior Managing Director of the Blackstone Group L.P., a private equity firm. Mr. Grillo has served on the boards of directors of NarrativeWave, Inc. since 2017 and WeR.AI, Inc. since February 2018. Mr. Grillo previously served as a director of GeoKinetics from 2013 through 2015 and Lumeta Corporation from 2016 through June 2018.

In nominating Mr. Grillo for election as a director, our Board focused on his past experience in the financial markets and his experience with corporate acquisitions as important attributes for his continuing to serve as one of our directors.

Committee Membership: ■ Audit
	David W. Heinzmann, 55	Director since January 2017

Mr. Heinzmann has served as our President and Chief Executive Officer and a member of the Board since January 2017. He previously served as our Chief Operating Officer from 2014 to 2017. Mr. Heinzmann began his career at Littelfuse in 1985 as a manufacturing engineer and since then has held positions of increasing responsibility. From 2004 through 2007, he served as Vice President and General Manager, Automotive segment, and then as Vice President, Global Operations until 2014. Mr. Heinzmann has previously served on the board of directors of Pulse Electronics Corporation from 2014 until its acquisition by Yageo Corporation in May 2018. Mr. Heinzmann holds a BS in mechanical engineering from Missouri University of Science and Technology.

In nominating Mr. Heinzmann for election as a director, our Board focused on his management and operational expertise and extensive experience with Littelfuse as a key driver for continued growth and evolution of the Company.

Committee Membership: ■ Technology Chair

2019 Proxy Statement	5

	Gordon Hunter, 67	Director since 2002

Mr. Hunter has served as the Chairman of the Board since January 2018. He previously served as Executive Chairman of the Board from January 2017 through December 2017. Prior to that, Mr. Hunter served as a director from 2002 to 2003, served as Chief Operating Officer from 2003 to 2005, and served as our Chairman of the Board, President and Chief Executive Officer from 2005 until January 2017. Prior to joining Littelfuse, Mr. Hunter served as vice president, Intel communications group, and general manager, optical products group for Intel Corporation (NASDAQ:INTC) from 2002 to 2003. Prior to joining Intel in 2002, he served as president of Elo TouchSystems, a subsidiary of Raychem Corporation. Mr. Hunter also served in a variety of positions during a 20-year career at Raychem Corporation, including vice president of commercial electronics and a variety of sales, marketing, engineering and management positions. Mr. Hunter served on the council of advisors of Shure Incorporated from 2003 through April 2016, and became a member of the board of directors in April 2016. He also has served on the board of directors of Veeco Instruments, Inc. (NASDAQ:VECO) since 2010, and the board of directors of CTS Corporation (NYSE:CTS) since 2011.  Mr. Hunter holds a BS in electrical engineering from the University of Liverpool, England, and an MBA from London Business School.

In nominating Mr. Hunter for election as a director, our Board focused on his leadership, vision and execution as Chairman and former Chief Executive Officer in growing and reshaping the Company and setting and communicating the proper cultural and behavioral tone as important attributes for his continuing to serve as one of our directors.

Committee Membership: ■ Technology
	John E. Major, 73	Director since 1991

Mr. Major has served as president of MTSG, a strategic consulting, governance and investments company, since he founded it in 2003. From 2004 to 2006, Mr. Major served as chief executive officer of Apacheta Corporation, a mobile wireless software company. From 2000 to 2003, he served as chairman and chief executive officer of Novatel Wireless Inc., a wireless data access solutions company. Previously, Mr. Major was chairman and chief executive officer of Wireless Knowledge. Prior to that, Mr. Major served in executive level positions at Qualcomm Incorporated, including president of its wireless infrastructure division, and prior to that he held various leadership positions at Motorola, Inc., including senior vice president and chief technology officer. Mr. Major has served on the boards of directors of Lattice Semiconductor Corporation (NASDAQ:LSCC) since March 2018, Lennox International Inc. (NYSE:LII) since 1993, Resonant, Inc. (NASDAQ:RESN) since 2013, and ORBCOMM Inc. (NASDAQ:ORBC) since 2007. He previously served as a director of Broadcom Corporation (NASDAQ: BRCM) from 2003 until its acquisition by Avago Technologies in February 2016, and as a director of Pulse Electronics Corporation from 2013 until its acquisition by Yageo Corportion in May 2018. Mr. Major received a BS in Mechanical and Aerospace Engineering from the University of Rochester, an MS in Mechanical Engineering from the University of Illinois, an MBA from Northwestern University and a JD from Loyola University.

In nominating Mr. Major for election as a director, our Board focused on his experience from having served as an executive officer and on the boards and board committees of varied technology companies, his vision and expertise in matters of corporate governance and his expertise in technical development as important attributes for his continuing to serve as one of our directors.

Committee Membership: ■ Nominating and Governance Chair ■ Audit ■ Technology

2019 Proxy Statement	6

	William P. Noglows, 61	Director since 2007

Mr. Noglows has served as chairman of the board of Cabot Microelectronics Corporation (NASDAQ:CCMP), a leading worldwide supplier of consumable products used in the semiconductor manufacturing process, since January 2016.  He previously served as executive chairman of the board from 2014 until December 2015, and served as chairman, president and chief executive officer of Cabot from 2003 through 2014.  Prior to that, Mr. Noglows served as executive vice president and general manager at Cabot.  Mr. Noglows has served on the board of directors of Aspen Aerogels, Inc. (NYSE: ASPN) since 2014, and he also served on the Aspen board from 2011 to 2013. Mr. Noglows has also served as a director of NuMat Technologies since 2017.  He received a bachelor’s degree in chemical engineering from the Georgia Institute of Technology.

In nominating Mr. Noglows for election as a director, our Board focused on his experience as chief executive officer of a leading public company and his expertise in developing technology as important attributes for his continuing to serve as one of our directors.

Committee Membership: ■ Compensation ■ Nominating and Governance
	Nathan Zommer, 71	Director since January 2018

Dr. Zommer is the founder of IXYS Corporation and served as the Chairman of the Board and Chief Executive Officer of IXYS from 1993 until its acquisition by Littelfuse, Inc. in January 2018. Dr. Zommer previously served in various other capacities with IXYS, including as president and executive vice president. Prior to founding IXYS, Dr. Zommer served in a variety of positions with Intersil, Hewlett Packard and General Electric, including as a scientist in the Hewlett Packard Laboratories and Director of the Power MOS Division for Intersil/General Electric. Dr. Zommer received his B.S. and M.S. degrees in Physical Chemistry from Tel Aviv University and a Ph.D. in Electrical Engineering from Carnegie Mellon University.

In nominating Dr. Zommer for election as a director, our Board focused on his historical experience with the IXYS business and more than 30 years of leadership in the semiconductor industry. Dr. Zommer was originally appointed as a director pursuant to the Agreement and Plan of Merger between IXYS Corporation, Littelfuse, Inc. and Iron Merger Co., Inc., as described on page 17.

Committee Membership: ■ Technology

2019 Proxy Statement	7

Director Compensation

For the 2018 fiscal year, non-employee directors received an annual retainer of $70,000, paid in quarterly installments, plus reimbursement of reasonable expenses relating to attendance at meetings. No fees are paid to directors who are employee directors. Additional annual retainers are paid to our Board leadership, as shown below:

Board Leadership Role	Annual Retainer
Lead Director	$20,000
Board Chairman	$50,000
Audit Committee Chairperson	$20,000
Compensation Committee Chairperson	$15,000
Nominating and Governance Committee Chairperson	$10,000
Technology Committee Chairperson	$10,000

In addition to cash compensation, each non-employee director received an annual equity grant under the Amended and Restated Littelfuse, Inc. Long-Term Incentive Plan (the "Long-Term Plan") valued at approximately $120,000. The equity grant is comprised of (1) one-third stock options that vest equally on the first three annual anniversaries of the grant date, have an exercise price equal to the fair market value of our common stock on the date of grant, and expire seven years from the grant date, and (2) two-thirds restricted stock units ("RSUs") that are granted upon the non-employee director’s election or reelection to the Board at the Company’s annual meeting and that vest equally on the first three annual anniversaries of the grant date. On April 27, 2018, Messrs. Chung, Fu, Grillo, Hunter, Major, Noglows, Schubel and Zommer were each granted 800 stock options having a per share exercise price of $192.59 and 468 RSUs.

As described in the table below, during 2018, Mr. Hunter served as the Chairman of the Board and received additional compensation pursuant to his Executive Retirement Agreement, and Dr. Zommer, who joined the Board on January 17, 2018 pursuant to the merger agreement with IXYS Corporation, received additional compensation pursuant to his IXYS Employment Agreement and Consulting Agreement.

Upon recommendation of our independent compensation consultant, for the 2019 fiscal year the following changes were made to non-employee director compensation to better align with the updated peer group's practices:

■    Non-employee annual retainer was increased from $70,000 to $75,000

■    Annual equity grant value was increased from $120,000 to $140,000

Non-employee directors may elect to defer receipt of their cash fees under the Littelfuse Deferred Compensation Plan for Non-employee Directors (the "Directors Plan") and defer payout of their equity grants and any related dividend distributions. All deferrals are deposited with a third-party trustee, where they (and any distributions thereon) are invested in Littelfuse common stock. Deferrals under the Directors Plan are generally paid out when the director ceases to be a director or on the date specified by the director at the time of the non-employee director’s deferral election. Deferred payments owing to Mr. Hunter as a result of his prior service as a non-employee director are expected to be delayed an additional six months following his separation from service as both a director and employee of Littelfuse as required by law due to his status as a "specified employee" under Section 409A of the Internal Revenue Code of 1986, as amended.

2019 Proxy Statement	8

The following table sets forth compensation earned by or paid to non-employee directors during 2018:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total
Kristina A. Cerniglia (3)	$5,833		-	-	$—		$5,833
T.J. Chung	$85,000		$88,761	$36,152	$—		$209,913
Cary T. Fu	$90,000		$88,761	$36,152	$—		$214,913
Anthony Grillo	$70,000	(4)	$88,761	$36,152	$—		$194,913
Gordon Hunter	$120,000		$88,761	$36,152	$—	(5)	$244,913
John E. Major	$80,000	(4)	$88,761	$36,152	$—		$204,913
William P. Noglows	$90,000		$88,761	$36,152	$—		$214,913
Ronald L. Schubel	$70,000		$88,761	$36,152	$—		$194,913
Nathan Zommer	$52,500		$88,761	$36,152	$2,521,735	(6)	$2,699,148

(1)
On April 27, 2018, each director received an annual RSU award of 468 shares of common stock. The amounts shown reflect the grant date fair value of restricted stock unit awards computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, based on assumptions described in Note 12 to our audited financial statements included in our 2018 Annual Report on Form 10-K for fiscal year ended December 29, 2018. As of December 29, 2018, each director held the following outstanding RSUs (including RSUs that have been deferred under the Long-Term Plan): Mr. Chung, 8,336 shares; Mr. Fu, 1,028 shares; Mr. Grillo, 1,802 shares; Mr. Hunter, 468 shares; Mr. Major, 1,028 shares; Mr. Noglows, 3,496 shares; Mr. Schubel, 1,028 shares; and Dr. Zommer, 468 shares.

(2)
On April 27, 2018, each director received an annual stock option award of 800 shares with a per share exercise price equal to $192.59 (determined based on the closing stock price on that date reported by NASDAQ). The amounts shown reflect the grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718, based on assumptions described in Note 12 to our audited financial statements included in our 2018 Annual Report on Form 10-K for fiscal year ended December 29, 2018. As of December 29, 2018, each director held the following outstanding option awards: Mr. Chung, 3,427 shares; Mr. Fu, 7,458 shares; Mr. Grillo, 9,106 shares; Mr. Hunter, 65,847 shares; Mr. Major, 5,742 shares; Mr. Noglows, 9,106 shares; Mr. Schubel, 1,830 shares; and Dr. Zommer, 9,020 shares. Dr. Zommer's options, other than the 2018 director grants, were acquired upon conversion of his IXYS options in connection with the Company's acquisition of IXYS Corporation.

(3)	Ms. Cerniglia joined the Board in December 2018.

(4)	Fees earned by Messrs. Grillo and Major include amounts deferred under the Directors Plan.

(5)
Pursuant to the Executive Retirement Agreement that the Company entered into with Mr. Hunter upon his retirement as our CEO, Mr. Hunter received a base salary of $600,000 from January 1, 2017 through December 31, 2017 and continued to participate in the Annual Incentive Plan with a target bonus of 100% of his base salary for the 2017 fiscal year. Mr. Hunter received a payout under the 2017 AIP in the amount of $1,152,600 in March 2018, realized $5,021,265 on December 31, 2017 in related to the acceleration of 25,383 RSUs, and will receive $1,879,383 upon the payout of his Supplemental Plan account balance, in accordance with his distribution election. These amounts were previously disclosed in the Company's definitive proxy statement filed on March 16, 2018. In addition, upon Mr. Hunter's retirement, the vesting of options for 38,536 shares was accelerated, with the actual value to be determined upon exercise.

(6)
Dr. Zommer joined the Board on January 17, 2018, in connection with the Company's acquisition of IXYS Corporation, and he served as an employee director until March 31, 2018. As an employee director, he received base salary in the amount of $167,380, including payout of his accrued unpaid time off upon separation as an employee on March 31, 2018.

Following his separation as an employee, Dr. Zommer received (i) $2,197,433 severance payment; (ii) $75,413 imputed income related to the transfer of ownership of his company car, including insurance; (iii) $9,338 imputed income related to tax and estate planning; (iv) $506 imputed income related to annual medical exam; (v) $41,665 consulting fees, paid pursuant to a Consulting Agreement that he entered into with the Company effective August 1, 2018, and (vi) $30,000 imputed income related to transfer of ownership of a second company car. Additional information regarding the payments made to Dr. Zommer related to fiscal 2018 are described on page 17.

2019 Proxy Statement	9

CERTAIN GOVERNANCE MATTERS

Board Leadership

In conjunction with his retirement as President and Chief Executive Officer on January 1, 2017, Gordon Hunter became the Executive Chairman of the Board. Effective January 1, 2018, Mr. Hunter transitioned into his current role as Chairman of the Board, and no longer serves as an employee of the Company. Additionally, William Noglows serves as the independent Lead Director. Among other things, the Lead Director convenes and chairs regular and special executive sessions of the independent directors and serves as a liaison between the independent directors and our Chief Executive Officer ("CEO"). We believe that our leadership structure allows the Board to have better control of the direction of management, while still retaining independent oversight.

Attendance at Meetings

The Board held six meetings during fiscal year 2018. All of the directors, other than Ms. Cerniglia who joined the Board in December 2018, attended at least 75% of the meetings of the Board and 100% of the meetings of the committees on which they served. Consistent with our policy, all of our directors at that time attended our 2018 annual meeting of stockholders. Independent members of our Board regularly meet in executive session without management present.

Director Independence; Financial Experts

There is no arrangement or understanding between any of our directors and any other person or entity other than the company to which any director was or is to be selected as a director. The Board has affirmatively determined that each current board member, except Messrs. Hunter and Heinzmann and Dr. Zommer, (i) is "independent" within the definitions contained in the current NASDAQ listing standards and the rules and regulations of the SEC, and (ii) has no other "material relationship" with the Company that could interfere with his or her ability to exercise independent judgment. In addition, the Board has determined that (i) each Audit Committee member is "independent" within the enhanced requirements for audit committee members under NASDAQ and SEC rules, (ii) each Compensation Committee member is a "non-employee director" under SEC rules, and (iii) each Compensation Committee member qualifies as an "outside director" pursuant to IRS Code Section 162(m). Furthermore, the Board has determined that Messrs. Fu and Grillo are "audit committee financial experts" as defined by the SEC.

Board Diversity

We believe that our Board best serves the Company and our stockholders when there are diverse backgrounds, skillsets, industry experiences and expertise and a balance between fresh perspectives and longer serving directors who bring continuity and experience to our business and the end markets we serve. Although we do not have a formal diversity policy, to help ensure continued diversity on our Board we have:

■	Appointed two new directors in 2018.

■
Incorporated a mandatory retirement age into our Corporate Governance Guidelines where absent a finding of exceptional circumstances by a majority of the Nominating and Governance Committee, no person 75 years or older at the time of election or re-election will be nominated to serve as a director.

■	Established a robust evaluation process including individual interviews conducted by the Nominating and Governance Committee Chairperson with each director.

■
Updated our Nominating and Governance Committee charter in 2017 to reflect that we recognize the benefit of a Board of Directors that reflects the diversity of the Company's stockholders, employees and customers and the communities in which we operate and we shall actively seek qualified candidates for nomination and election to the Board of Directors in order to reflect such diversity, including gender and ethnic diversity.

In general, the composition of the Board is diversified across financial, accounting, operational and corporate governance expertise, as well as expertise within the Company’s business, industry, and end markets, including experience in global markets, engineering, finance and technology.

2019 Proxy Statement	10

Director Candidates

The Nominating and Governance Committee considers diversity of gender, race, ethnicity, age, cultural background, geographical and professional experience in evaluating candidates for membership on the Board. We have recently appointed Ms. Cerniglia as a non-employee director of our Board, and we continue to remain committed to ensuring that candidates of diverse ethic and/or gender backgrounds are considered the next time a new non-employee director is appointed or nominated. Other factors that the Nominating and Governance Committee takes into consideration when evaluating a director candidate, as it deems appropriate, include:

■	Experience as an executive or director of a publicly traded company;

■	Familiarity with our business and our industry;

■	Availability to actively participate in meetings of the Board and attend the annual meeting of stockholders;

■	Knowledge and experience in the preparation or evaluation of financial statements;

■	Diversity of background, including gender and ethnic diversity, knowledge, skills and experience to create a well-rounded Board;

■	Satisfaction of the criteria for independence established by the SEC and NASDAQ listing standards, as they may be amended from time to time; and

■	Ability to interact in a productive manner with the other members of the Board.

In connection with his retirement, Mr. Hunter and the Company entered into an Executive Retirement Agreement, which provided that (i) Mr. Hunter would serve as Chairman of the Board through at least the Company’s annual meeting of stockholders occurring in the 2019 calendar year and that, effective December 31, 2017, Mr. Hunter would hold the title of Non-Executive Chairman of the Board, and (ii) the Company would nominate Mr. Hunter for service on the Board as its Chairman at each annual meeting of stockholders occurring during the 2017 and 2018 calendar years. Dr. Zommer was appointed as a director pursuant to the Company's acquisition of IXYS Corporation. For 2019, neither Mr. Hunter or Dr. Zommer are party to any agreement pursuant to which they have been selected to serve as a director and the Nominating and Governance Committee used the above criteria to evaluate them and determined it to be in the best interest of the Company to nominate each of them as a director at the 2019 annual meeting of stockholders.

Director Nominations

The Nominating and Governance Committee will consider director nominees recommended by stockholders using the same evaluation process as for any other nominee. Recommendations must comply with the procedures in our bylaws and be submitted to the Corporate Secretary at 8755 West Higgins Road, Suite 500, Chicago, Illinois 60631. Any recommendation must include:

■	The name and address of the candidate;

■
A brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification factors set forth above; and

■	The candidate’s signed consent to be named in the Proxy Statement if nominated and to serve as a director if elected.

To be considered by the Nominating and Governance Committee for nomination and inclusion in our proxy statement for the 2020 annual meeting of stockholders, stockholder recommendations for director must have been received by us no later than November 16, 2019. Each stockholder recommendation must include the name and address of the nominating stockholder and the number of shares beneficially owned by such stockholder.

Proxy Access

A stockholder, or stockholder group of no more than 20 stockholders, that has owned at least three percent of our outstanding common stock continuously for at least three years may nominate directors to our Board and have the nominees included in our proxy materials to be voted on at our annual meeting of stockholders. The maximum number of stockholder nominees that will be included in our proxy materials with respect to any such annual meeting is the greater of (i) two directors or (ii) twenty percent of directors to be elected. A stockholder who seeks to nominate a director or directors to our Board must provide proper notice to the Company's Corporate Secretary as described in our bylaws and comply with all other procedures in our bylaws. See additional information under "Stockholder Proposals" starting on page 50.

2019 Proxy Statement	11

Board Evaluation

Our Board conducts an annual self-evaluation to assess its effectiveness and to identify opportunities for improvement as described below.

1.	Each director provides written responses to board and committee evaluations, assessing performance and identifying areas for improvement.

2.	The Nominating and Governance Committee Chairperson conducts individual interviews with all members of the board.

3.	The Nominating and Governance Committee Chairperson reports to the Nominating and Governance Committee on the results of the individual interviews.

4.	The Nominating and Governance Committee analyzes evaluation responses and reports on the results to the full Board.

Board Committees

We have four standing committees: the Audit Committee, Compensation Committee, Nominating and Governance Committee and Technology Committee. Each of these committees has a written charter approved by our Board, copies of which are posted under the "Corporate Governance" section of the Company’s website at http://investor.littelfuse.com/governance. Current membership of each committee is provided below, followed by a description of each committee’s responsibilities.

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Technology Committee
Kristina A. Cerniglia
T.J. Chung		Chairman	X	X
Cary T. Fu	Chairman	X
Anthony Grillo	X
David W. Heinzmann				Chairman
Gordon Hunter				X
John E. Major	X		Chairman	X
William P. Noglows		X	X
Ronald L. Schubel		X		X
Nathan Zommer				X

Audit Committee

Meetings held in 2018: 5
The Audit Committee is responsible to, among other things:

■
Appoint, compensate, retain and oversee the independent registered public accounting firm (including resolving any disagreements with management regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

■	Review the adequacy and effectiveness of the accounting and financial controls and procedures of the Company.

■	Review the annual internal audit plan and performance of the internal audit function.

■	Review any legal or regulatory matters that may have a material effect on the financial statements of the Company or related Company compliance policies.

■	Review the Company’s risk assessment and risk management process.

■	Review the Company's policies and procedures related to cybersecurity risks and incidents and related disclosure controls and protocols.

■
Review procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

■	Review swap transactions, reliance on end-user exception and related policies and procedures.

■	Prepare the Audit Committee report required to be included in the Company’s annual proxy statement.

2019 Proxy Statement	12

Compensation Committee

Meetings held in 2018: 5
 The Compensation Committee is responsible to, among other things:

■
Review the Company’s compensation philosophy, practices and policies, and through an annual compensation risk assessment provide input to management regarding compensation arrangements that may incentivize unnecessary and excessive risk taking.

■	Review and recommend to the Board for its consideration and determination the compensation for the Chief Executive Officer and the other executive officers.

■
Review and recommend to the Board for its consideration and determination any employment agreements, severance agreements, change-in-control arrangements and any special or supplemental benefits for the executive officers of the Company.

■	Establish and certify the achievement of performance goals for performance-based compensation.

■	Evaluate Chief Executive Officer performance.

■	Review and recommend to the Board for its consideration and determination the director compensation fees and equity-based awards.

■
Review and report to the Board on the Company’s organizational structure, succession plans for executive officers and programs for development of individuals to assume positions of higher responsibility.

■	Review and recommend to the Board for its consideration and determination the appropriate stock ownership guidelines applicable to directors and executive officers.

■
Review (i) submission to stockholders of executive compensation matters, including advisory votes on executive compensation and the frequency of such votes, (ii) engagement with proxy advisory firms or other stockholder groups on executive compensation matters, and (iii) the results of such advisory votes from stockholders and consider any implications to the Company’s compensation programs.

■	Review our compensation discussion and analysis and recommend its inclusion in our Annual Report on Form 10-K and Proxy Statement each year.

The Compensation Committee has the authority under its charter to engage services of outside advisors to assist in carrying out its duties. Under this authority, the Compensation Committee retained Compensation Strategies, Inc. as its independent compensation consultant during the 2018 fiscal year to assist the Compensation Committee with compiling a comprehensive analysis of market data and analyzing its implications for executive compensation at the Company, as well as various other executive compensation matters such as conducting a peer group review and analysis for compensation data for board of directors and executive officers in connection with board and executive compensation recommendations in 2019 and providing an update on executive compensation trends and pending and enacted legislation relevant to the compensation of our executive officers. The Compensation Committee has assessed the independence of Compensation Strategies, Inc. and determined that Compensation Strategies, Inc. did not have any economic interests or other relationships that would conflict with its obligation to provide impartial and objective advice.

Nominating and Governance Committee

Meetings held in 2018: 5
 The Nominating and Governance Committee is responsible to, among other things:

■	Identify individuals qualified to serve on our Board and to recommend director nominees to the Board for nomination at our annual meeting of stockholders.

■
Evaluate and present to the Board of Directors on an annual basis its determination as to (a) the independence of each director and director nominee under the independence standards established by the SEC and NASDAQ listing standards, (b) the classification of each director and director nominee as "independent," "interested," "non-management," or similarly situated for purposes of committee assignments, and (c) whether the Audit Committee has an "audit committee financial expert."

■	Initiate and oversee an annual self-evaluation of the Board and its committees.

■	Monitor the orientation and training needs of directors.

■	Review new legislation, rules, regulations and other developments affecting corporate governance and make recommendations to the Board, as appropriate.

■	Review all potential related party transactions that require the Committee’s approval.

■	Review the Company’s Code of Conduct and monitor the communication thereof.

■	Develop and annually assess the adequacy of the Corporate Governance Guidelines for the Company.

2019 Proxy Statement	13

Technology Committee

Meetings held in 2018: 4
The Technology Committee is responsible to, among other things:

■	Review the technology program scope, direction, quality, investment levels and execution of the technology strategies presented by the Company’s management.

■	Review the Company’s key information technology controls.

■	Review significant emerging technology issues and trends that may affect the Company, its business and strategy.

■	Review the Company’s technology competitiveness, including the effectiveness of its technological efforts and investments in developing new products and business.

Role in Risk Oversight

The Board’s role in risk oversight includes receiving regular reports from members of management on areas of material risk to the Company, including operational, financial, legal, regulatory, compensation and strategic risks. The full Board, or the appropriate committee, receives these reports from management to enable it to understand our risk identification, risk management and risk mitigation strategies. All Board committees meet regularly and report to the full Board on risk management matters. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Stock Ownership Policy

The Board maintains a stock ownership policy that requires our executive officers and directors to hold and maintain a minimum number of shares of common stock of the Company. The policy provides for the following:

■	Each executive officer and non-employee director is required to reach stock ownership levels, detailed below, within five years of their election or appointment.

○	Non-Employee Directors: 5 times annual retainer

○	Chief Executive Officer: 5 times base salary

○	Chief Financial Officer and Executive Vice Presidents: 3 times base salary

○	Senior Vice Presidents: 2 times base salary

■
Until such time as the director or executive officer achieves the required stock ownership level, the director or executive officer is required to retain 50% of the net after-tax shares of common stock realized from any equity awards granted by the Company.

■
Failure of a director or executive officer to satisfy the applicable stock ownership level within the required compliance period may result in their removal of participation in the Company’s annual equity grants, and/or being subject to a 100% retention requirement.

All of our directors are in compliance with the guidelines and requirements set forth in our stock ownership policy. The named executive officers’ compliance with the stock ownership policy is discussed further in the Compensation Discussion and Analysis Section on page 32.

Anti-Pledging

Under our Insider Trading Policy, our directors, executive officers and certain key employees are prohibited from holding our common stock in a margin account or otherwise pledging our common stock as collateral for a loan.

Corporate Governance Guidelines; Code of Conduct

The Board has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and the corporate governance policies and standards applicable to the Board. In addition, the Board has adopted a Code of Conduct that applies to all our directors, principal executive officer, principal financial officer, principal accounting officer and controller, and all employees. The full text of our Corporate Governance Guidelines and our Code of Conduct is available on our website at: http://investor.littelfuse.com/governance. We will also disclose on this page of our website any amendments to, or waivers from, the Code of Conduct.

2019 Proxy Statement	14

Related Person Transactions Policy

The Board maintains a Related Person Transactions Policy that governs the review, approval and ratification of transactions involving the Company and related persons where the amount involved exceeds $120,000. The Nominating and Governance Committee reviews and approves all proposed Related Person Transactions (as defined below).

Related persons include:

■	any person who is, or at any time since the beginning of our last fiscal year was, a director, executive officer, or a nominee to become a director of Littelfuse;

■	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

■
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee, or more than 5% beneficial owner;

■	any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee, or more than 5% beneficial owner;

■
any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and

■	any charitable or non-profit organization in which any of the foregoing persons is actively involved in fundraising or otherwise serves as a director, trustee or in a similar capacity.

The policy defines a Related Person Transaction as a transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the Company (including any of our subsidiaries) was, is or will be a participant, the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest.

Our Executive Vice President, Chief Legal and Human Resources Officer and Corporate Secretary ("CHRO") determines for purposes of the policy whether a proposed transaction is a Related Person Transaction that must be approved by the Nominating and Governance Committee.

The Nominating and Governance Committee will consider all of the relevant facts and circumstances available to the Nominating and Governance Committee, including (if applicable) but not limited to:

■	the benefits to the Company;

■
the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer;

■	the availability of other sources for comparable products or services;

■	the terms of the transaction; and

■	the terms available to unrelated third parties or to employees generally.

The Nominating and Governance Committee will approve only those Related Person Transactions that are in, or are not inconsistent with, our best interests and the best interests of our stockholders, as the Nominating and Governance Committee determines in good faith.

2019 Proxy Statement	15

Related Party Transactions

During 2018 the Company entered into Related Party Transactions with Automated Technology (Phil.), Inc., EB Tech Co., Ltd., Securepush Ltd. and VTOOL Ltd., as described below. In addition, in connection with the Company's acquisition of IXYS Corporation, we entered into the Related Party Transactions with Dr. Zommer as described on page 17 under the heading titled "IXYS Acquisition - Dr. Zommer."

The below Related Party Transactions have been reviewed by our Nominating and Governance Committee, and it has been determined that each such transaction is not inconsistent with the best interests of the Company and its stockholders.

Automated Technology (Phil.), Inc.

The Company owns approximately 24% of the outstanding common shares of Automated Technology (Phil.), Inc. ("ATEC"), a supplier located in the Philippines that provides assembly and test services. For the year ended December 29, 2018, ATEC rendered assembly and test services to the Company totaling approximately $9.9 million. As of December 29, 2018, the Company's accounts payable balance to ATEC was $0.5 million. In addition, Dr. Zommer currently serves as a director of ATEC.

EB Tech Co., Ltd.

The Company owns approximately 20% of the outstanding equity of EB Tech Ltd. ("EB Tech"), a company with expertise in radiation technology based in South Korea. For the year ended December 29, 2018, EB Tech rendered processing services for the Company totaling approximately $0.5 million. As of December 29, 2018, the Company's accounts payable balance to EB Tech was $0.1 million. In addition, Dr. Zommer currently serves as a director of EB Tech.

Securepush Ltd.

Securepush Ltd. is a technology company based in Israel that offers secure IoT platforms. On November 29, 2016, one of our IXYS subsidiaries that was acquired by the Company pursuant to the IXYS Corporation acquisition in January 2018, entered into a $2,000,000 convertible bridge financing agreement with Securepush Ltd. Effective June 15, 2018, the Company's subsidiary entered into a Second Addendum to the Convertible Bridge Financing Agreement, under which the loan was converted into ordinary shares, representing 17.5% equity ownership of Securepush Ltd. on a fully-diluted, as-converted basis.

Our director, Dr. Zommer, is currently a director of Securepush Ltd. and effective January 21, 2019 agreed to make a personal investment of $400,000 in Securepush Ltd. for a 16% equity ownership interest. The investment is expected to close in March 2019.

VTOOL Ltd.

VTOOL Ltd. is a technology company based in Israel that offers comprehensive microchip functional verification automation and debug platforms. On August 30, 2016, one of our IXYS subsidiaries that was acquired by the Company pursuant to the IXYS Corporation acquisition in January 2018, entered into an agreement to invest $2,000,000 into VTOOL Ltd. in exchange for Series A Preferred Shares in VTOOL Ltd. The preferred shares represent approximately 16% of the outstanding equity of VTOOL, Ltd. on a fully-diluted, as-converted basis.

Our director, Dr. Zommer, is currently a director of VTOOL Ltd. and effective March 12, 2018 entered into a $500,000 Convertible Loan Agreement with VTOOL Ltd. Effective December 9, 2018, the loan was converted into Series A Preferred Shares, representing 9.6% of the outstanding equity of VTOOL, Ltd. on a fully-diluted, as-converted basis.

2019 Proxy Statement	16

IXYS Acquisition – Dr. Zommer

On January 17, 2018, the Company completed its acquisition of IXYS Corporation ("IXYS"), pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 25, 2017, as amended on December 4, 2017. Pursuant to the Merger Agreement, effective January 17, 2018, the Board increased the number of members of the Board at that time from eight to nine and appointed IXYS founder Dr. Nathan Zommer to fill the resulting vacancy.

Employment Agreement

Upon the completion of the acquisition of IXYS, Dr. Zommer was party to a Seventh Amended Executive Employment Agreement, dated as of August 25, 2017, with IXYS (the "Zommer Employment Agreement"), which became effective on January 17, 2018. The Zommer Employment Agreement had an initial three-year term ending on the third anniversary of the effective date, and automatically renewed for successive one-year periods thereafter unless either party elected not to renew the term of the agreement by notifying the other party in writing of such election at least 90 days prior to the commencement of any renewal period.

Pursuant to the Zommer Employment Agreement, Dr. Zommer received an annual base salary of $525,000 and was eligible for a discretionary annual performance bonus, stock options, restricted stock and/or other equity award grants in the Company’s discretion. He was also eligible to participate in the Company’s retirement, health and welfare benefit plans and programs generally made available to similarly situated executives from time to time. Under the Zommer Employment Agreement, Dr. Zommer was entitled to (i) payment or reimbursement for reasonable costs of a yearly medical exam, (ii) company-maintained life insurance, (iii) payment or reimbursement for personal tax and/or investment advisor services, and (iv) either (a) a company-provided car and reimbursement for the costs incurred in connection with the use of such car for business purposes or (b) payment of a monthly car allowance. In addition, under the Zommer Employment Agreement, all IXYS stock options held by Dr. Zommer became vested upon the acquisition of IXYS by Littelfuse.

Employment Separation

Effective March 31, 2018, Dr. Zommer separated as an employee of the Company. Pursuant to the Zommer Employment Agreement, Dr. Zommer received the following payments and benefits: (i) his regular wages through March 31, 2018, including payout of his accrued paid time off in the amount of $167,380, (ii) a lump-sum payment equal to three times his average annual cash compensation over the three prior years in the amount of $2,197,433 which included a cash equivalent payment for continued employee health and welfare benefits for 18 months, until September 30, 2019; (iii) imputed income related to transfer of ownership of Dr. Zommer's company car in the amount of $75,413, including car insurance; (iv) imputed income related to tax and estate planning in the amount of $9,338; and (v) imputed income related to annual medical exam in the amount of $506. The Company paid Dr. Zommer the total amount of $2,450,070 in 2018. In addition, per the terms of Dr. Zommer's Employment Agreement, the Company accelerated the vesting of 948 converted Littelfuse stock options. Dr. Zommer also received $30,000 imputed income related to the ownership transfer of a second company car.

The Zommer Employment Agreement also provided that, to the extent that any payment, distribution or other benefit provided in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments, distributions and/or benefits will be subject to a "best pay cap" reduction if such reduction would result in Dr. Zommer receiving a greater net after-tax amount than receiving the full amount of such payments after payment by Dr. Zommer of such excise tax. None of the above payments triggered such excise tax payment, therefore no reductions were made to Dr. Zommer's payout.

Consulting Agreement

Effective August 1, 2018, the Company entered into a Consulting Agreement with Dr. Zommer (the "Consulting Agreement"). The Consulting Agreement has a one-year term through July 31, 2019, and states that Dr. Zommer will provide general advisory services related to the IXYS business as requested by our Chief Executive Officer, for up to a maximum of 10 hours per week. Pursuant to the Consulting Agreement, Dr. Zommer receives a Consulting Fee of $8,333 per month and reimbursement of reasonable business expenses related to his performance under the Consulting Agreement.

The Consulting Agreement may be terminated at any time for any reason, including no reason, by either party providing 30 days' advance written notification of such termination.

2019 Proxy Statement	17

Compensation Committee Interlocks and Insider Participation

T.J. Chung, Cary T. Fu, William P. Noglows and Ronald L. Schubel served on the Compensation Committee during 2018 fiscal year, and none of them is now or ever was an employee of the Company. None of our executive officers served as a member of the compensation committee, or on a board of directors performing equivalent functions, of any entity that had one or more of its executive officers serving as a director or member of our Compensation Committee.

Board Communication

Stockholders wishing to communicate directly with the Board or individual directors should communicate in writing at the following address:

Littelfuse, Inc.
8755 West Higgins Road, Suite 500
Chicago, Illinois 60631
Attention: Corporate Secretary

All written communications are received and processed by the Corporate Secretary prior to being forwarded to the chairman of the board or other appropriate members of the Board. Directors generally will not be forwarded communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.

In addition to internal reporting procedures, the Audit Committee has established communication procedures through an independent Ethics Helpline that can be accessed globally. The Ethics Helpline provides for communication, either anonymously or identified, from employees, vendors, and other interested parties to communicate concerns, including concerns with respect to our accounting, internal controls or financial reporting, to the Audit Committee and CHRO. Concerns may be reported via telephone in the U.S. at 1-800-803-4135 or online at https://littelfusehelpline.alertline.com.

Stockholder Engagement

We believe that effective corporate governance should include regular engagement with our stockholders. Regular engagement forums include conferences, non-deal roadshows, meetings and phone calls.

Stockholder feedback is shared with the Executive Leadership Team and/or Board and if applicable, responses to stockholder feedback is provided in a timely manner. We value the views of stockholders and consider stockholder feedback when establishing and evaluating relevant policies and practices. For example, in 2017 we amended our Nominating and Governance Committee Charter to improve the director selection process to specifically require that gender diversity be considered in the nomination of non-employee directors and this year we have enhanced our disclosures around diversity as reflected on page 10. In January 2019, after careful consideration of stockholder feedback and other information, our Board proactively adopted an amendment to our Bylaws to improve corporate governance and stockholder proxy access with respect to director nominations. The proxy access provisions are detailed further on page 11.

We believe that regular engagement with our stockholders helps to strengthen our relationships with stockholders and helps us to better understand stockholder views on our corporate governance practices.

2019 Proxy Statement	18

OWNERSHIP OF LITTELFUSE, INC. COMMON STOCK

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 1, 2019, by (1) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, (2) each director, (3) each NEO, and (4) all of our directors and executive officers as a group. Information concerning persons known to us to be beneficial owners of more than 5% of our common stock is based upon our review of Schedules 13D, 13F and 13G, and amendments thereto, as filed with the SEC. Of the shares reported, none are subject to pledge or lien in a margin account or pursuant to a loan agreement.

Beneficial Ownership Table

	Shares of Common Stock Beneficially Owned (1)	Percentage of Common Stock (2)
5% Principal Stockholders
BlackRock, Inc. (3) 55 East 52nd Street New York, New York 10055	2,209,597	8.9%
The Vanguard Group (4) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	2,205,577	8.9%
Neuberger Berman Group LLC Neuberger Berman Investment Advisers LLC (5) 1290 Avenue of the Americas New York, New York 10104	1,253,250	5.1%
Directors
Kristina A. Cerniglia (6)	—	*
T.J. Chung (7)	19,074	*
Cary T. Fu (8)	10,242	*
Anthony Grillo (9)	53,306	*
David W. Heinzmann (10)	105,856	*
Gordon Hunter (11)	76,796	*
John E. Major (12)	28,687	*
William P. Noglows (13)	28,160	*
Ronald L. Schubel (14)	28,455	*
Nathan Zommer (15)	408,964	1.7%
Named Executive Officers
Meenal A. Sethna (16)	24,879	*
Ryan K. Stafford (17)	36,581	*
Michael P. Rutz (18)	25,688	*
Deepak Nayar (19)	6,192	*
All current directors and executive officers as a group (17 persons) (20)	876,624	3.5%

*Indicates ownership of less than 1% of common stock.

(1)
Shares beneficially owned includes all outstanding stock options, restricted stock units, and deferred restricted stock units exercisable for or convertible into our common stock either currently or within 60 days after March 1, 2019.

(2)	Applicable ownership percentage is based upon 24,710,223 shares of common stock outstanding as of March 1, 2019.

(3)
The information is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 6, 2019 reporting beneficial ownership as of December 31, 2018. BlackRock, Inc. reported that they have sole voting power with respect to 2,104,011 shares, and sole dispositive power with respect to all of the shares reported.

2019 Proxy Statement	19

(4)
The information is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 11, 2019 reporting beneficial ownership as of December 31, 2018. The Vanguard Group reported that they have sole voting power with respect to 13,216 shares, shared voting power with respect to 2,712 shares, shared dispositive power with respect to 13,535 shares, and sole dispositive power with respect to 2,192,042 shares.

(5)
The information is based on a Schedule 13G/A filed by Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC with the SEC on February 13, 2019 reporting beneficial ownership as of December 31, 2018. The Neuberger Berman Group LLC and its affiliates reported that they have shared voting power with respect to 1,244,540 and shared dispositive power with respect to all of the shares reported.

(6)	Ms. Cerniglia joined the Board on December 10, 2018.

(7)
Includes (i) 2,579 stock options currently exercisable or that become exercisable within 60 days, (ii) 548 restricted stock units that vest within 60 days, and (iii) 7,308 deferred restricted stock units granted pursuant to the directors deferred compensation plan that are deferred until termination of service from the Board.

(8)	Includes (i) 6,610 stock options currently exercisable or that become exercisable within 60 days, and (ii) 548 restricted stock units that vest within 60 days.

(9)
Includes (i) 6,610 stock options currently exercisable or that become exercisable within 60 days, (ii) 548 restricted stock units that vest within 60 days, and (iii) 774 deferred restricted stock units granted pursuant to the directors deferred compensation plan that are deferred until termination of service from the Board.

(10)
Includes (i) 72,765 stock options currently exercisable or that become exercisable within 60 days, (ii) 5,979 restricted stock units that vest within 60 days, and (iii) 6,349 shares held indirectly by trust.

(11)	Includes (i)55,314 stock options currently exercisable or that become exercisable within 60 days, and (ii) 156 restricted stock units that vest within 60 days.

(12)
Includes (i) 4,894 stock options currently exercisable or that become exercisable within 60 days, (ii) 392 restricted stock units that vest within 60 days, and (iii) 468 deferred restricted stock units granted pursuant to the directors deferred compensation plan that are deferred until termination of service from the Board.

(13)
Includes (i) 6,610 stock options currently exercisable or that become exercisable within 60 days, (ii) 548 restricted stock units that vest within 60 days, and (iii) 2,468 deferred restricted stock units granted pursuant to the directors deferred compensation plan that are deferred until termination of service from the Board.

(14)	Includes (i) 610 stock options currently exercisable or that become exercisable within 60 days, and (ii) 548 restricted stock units that vest within 60 days.

(15)
Includes (i) 8,487 stock options currently exercisable or that become exercisable within 60 days, (ii) 152 shares held jointly with shared voting and shared dispositive power, (iii) 156 restricted stock units that vest within 60 days, and (iv) 3 shares held indirectly as custodian for a minor.

(16)	Includes (i) 19,191 stock options currently exercisable or that become exercisable within 60 days, and (ii) 2,942 restricted stock units that vest within 60 days.

(17)	Includes (i) 20,517 stock options currently exercisable or that become exercisable within 60 days, and (ii) 2,790 restricted stock units that vest within 60 days.

(18)	Includes (i) 22,036 stock options currently exercisable or that become exercisable within 60 days, and (ii) 1,856 restricted stock units that vest within 60 days.

(19)	Includes (i) 4,273 stock options currently exercisable or that become exercisable within 60 days, and (ii) 1,918 restricted stock units that vest within 60 days.

2019 Proxy Statement	20

(20)	Our executive officers as of March 1, 2019 consisted of our named executive officers and Messrs. Matthew Cole, Alexander Conrad and Ian Highley.
Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our executive officers, directors and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on our review of the copies of these reports and on information provided by our executive officers and directors, we believe that during the fiscal year ended December 29, 2018 our directors and executive officers complied with all Section 16(a) filing requirements, with the following exceptions: A Form 4 was filed late on March 1, 2018, on behalf of Mr. Schubel to disclose one transaction, and a Form 4 was filed late on August 15, 2018, on behalf of Mr. Matthew Cole to disclose one transaction.

2019 Proxy Statement	21

PROPOSAL NO. 2 - ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Act and the related rules promulgated by the SEC, we are requesting your advisory, non-binding approval of the compensation of our NEOs as disclosed in the following Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative as presented in this Proxy Statement. This proposal, commonly known as a "Say-on-Pay" proposal, gives stockholders the opportunity to provide their input on our executive pay program and policies.

Executive Compensation Vote

We believe that our executive compensation program effectively aligns the interests of stockholders and executives, incentivizes the accomplishment of company goals, and attracts and retains talented executives. The key components of our compensation program are as follows:

■	Alignment of executive and stockholder interests through short and long-term incentives linked to operating performance;

■	Short-term cash compensation based upon individual contribution and performance;

■	Compensation structured to attract and retain the most talented industry leaders; and

■	Compensation program based, in part, on the practices of peers in our industry and other comparable companies.

At our 2018 annual meeting of stockholders, approximately 92% of the shares voted were cast in support of our executive compensation program. The Board and Compensation Committee value the opinions of our stockholders and took this high level of approval into account when developing the compensation for our NEOs.

This vote is not intended to address any specific item of compensation; rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Our Board urges you to approve the compensation of our NEOs by voting in favor of the following resolution:

"RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative as presented in this Proxy Statement."

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NEOS

2019 Proxy Statement	22

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis, or CD&A, describes our 2018 executive compensation programs. This CD&A is intended to be read in conjunction with the tables beginning on page 35, which provide detailed historical compensation information for our following NEOs.

Name	Title	Notes
David W. Heinzmann	President and Chief Executive Officer	Appointed to current role in January 2017.
Meenal A. Sethna	Executive Vice President, Chief Financial Officer	Appointed to current role in March 2016.
Ryan K. Stafford	Executive Vice President, Chief Legal and Human Resources Officer and Corporate Secretary	Appointed to expanded role as Corporate Secretary in January 2017.
Michael P. Rutz	Senior Vice President and General Manager Semiconductor Products; and Former Senior Vice President, Global Operations	Appointed to current role in February 2019.
Deepak Nayar	Senior Vice President and General Manager Electronics and Industrial Business; and Former Senior Vice President and General Manager, Electronics Business Unit	Appointed to current role in February 2019.

Executive Summary

As described below, our executive compensation programs are designed to pay for performance and align the interests of our executives with those of our stockholders. In fiscal year 2018, our annual incentive awards for our NEOs were based on the Company’s achievement of financial objectives related to its base business operations including sales growth, earnings per share growth and cash generation, and the NEOs’ individual performances. In addition, a significant portion of our executive compensation program consists of long-term compensation subject to long-term vesting requirements.

The Compensation Committee continually reviews the compensation programs for our NEOs to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We believe that our compensation programs align the compensation of our executives with the interests of our stockholders while managing compensation risk, including through stock ownership guidelines, an independent Compensation Committee and the use of an independent compensation consultant.

The compensation of our NEOs during fiscal year 2018 directly ties to our strong performance during the year. For 2018, we grew sales by 41%, diluted earnings per share by 25%, and cash flow from operations by 23%. We also made substantial progress on key strategic initiatives. We acquired IXYS Corporation, the largest acquisition in our history, expanding our power control technology platform, and made significant progress integrating this business. We continued to focus on innovation including our investment in silicon carbide by acquiring 100% ownership in Monolith Semiconductor Inc. With our strong cash generation, we returned cash to our stockholders in 2018 through dividends, increasing our quarterly cash dividend by 16% in 2018, and repurchasing our common stock.

Total Rewards Philosophy

The Compensation Committee is responsible for overseeing the formulation and application of the Company’s Total Rewards Philosophy relating to the compensation and benefit programs for executive officers. Pay for performance is an essential element of our Total Rewards Philosophy, which is designed to drive performance in the form of global business growth by financially incentivizing our executive officers to create stockholder value.

The Compensation Committee has worked with our management and the independent compensation consultant to design compensation programs with the following primary objectives:

■	Attract, retain and motivate highly qualified executives;

■	Reward executives based upon our financial performance at levels competitive with peer companies; and

■	Align a significant portion of the executive compensation with driving our performance and stockholder value in the form of performance-based executive incentive awards and long-term awards.

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The guiding principles of our Total Rewards Philosophy are as follows:

Performance. We believe that the best way to accomplish alignment of compensation with the interests of our stockholders is to link a significant portion of total compensation directly to meeting or exceeding individual, business unit and overall Company performance goals. When performances exceed expectations, total pay levels are expected to be higher. When performances fall below expectations, total pay levels are expected to be lower.

Competitiveness. Our compensation and benefit programs are designed to be competitive with the compensation provided by companies with whom we compete for talent. While we generally target the 50th percentile of the total compensation of competitor companies, in some instances, we provide compensation above or below the 50th percentile to account for other factors such as an executive’s operating responsibilities, management level, tenure and performance in the position. To help us analyze the competitiveness of our compensation programs, we developed, with guidance from our independent compensation consultant, a compensation peer group that was used to set compensation for the 2018 fiscal year, as discussed below.

Cost. Our compensation and benefit programs are designed to be cost effective, which we believe to be in the best interests of our stakeholders.

Best Practices in Compensation Governance

Highlighted below are the key features of our executive compensation program, including the pay practices that we have implemented to drive sustainable results, encourage executive retention and align executive and stockholder interests. We also identify certain pay practices that we have not implemented because we believe they do not serve our risk management goals or stockholders’ long-term interests.

✓ What We Do

■ Pay for performance and allocate individual awards based on actual results
■ Provide an appropriate mix of short-term and long-term compensation
■ Require stock ownership and retention of a significant portion of equity-based awards
■ Prohibit pledging and speculative trading of company securities
■ Engage independent compensation consultant
■ Provide limited perquisites
■ Limit the annual incentive cash payout amounts and annual equity grants to any individual executive officer in a given year

X What We Don’t Do

■ Multi-year guaranteed incentive awards for executive officers
■ Excise tax gross-ups upon change in control payments and benefits
■ Discounting, reloading or re-pricing stock options
■ Provide incentives that encourage excessively risky behavior

Allocation between Short-Term and Long-Term Compensation

The allocation between short-term and long-term compensation is based primarily on competitive market practices relative to base salaries, annual incentive awards and long-term incentive values, as opposed to a targeted allocation between short-term and long-term pay. We also consider certain internal factors that may cause us to target a particular element of a NEO’s compensation differently. These internal factors may include the NEO’s operating responsibilities, management level and tenure and performance in the position. We consider the total compensation to be delivered to individual NEOs, and as such, exercise discretion in determining the portion allocated to annual and long-term incentive opportunity. We believe that this "total compensation" approach provides the ability to align pay decisions with the short-term and long-term needs of the business and the interests of our stockholders. It also allows for the flexibility needed to recognize differences in performance of each NEO by providing differentiated pay.
Benchmarking

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Competitive compensation levels for our executive officers are in part established through the review of competitive market compensation data provided by the Compensation Committee’s independent compensation consultant. This review includes base salary, annual incentive opportunities and long-term incentive opportunities for comparable companies. Upon recommendation of our independent compensation consultant, we utilized the same industry compensation peer group as a source to evaluate compensation levels for the 2018 fiscal year as was used for the 2016 and 2017 fiscal years. The compensation peer group for 2018 consisted of 16 publicly-traded companies of reasonably similar size to us in the electronic equipment/electronic manufacturing services industry, the electronic components and equipment industry and the semiconductor/semiconductor equipment and manufacturing industry, representing different segments of our business. The compensation peer group for 2018 is set forth below:

Cabot Microelectronics Corporation (CCMP)	MTS Systems Corporation (MTSC)
CTS Corporation (CTS)	ON Semiconductor Corporation (ON)
Diodes Incorporated (DIOD)	Rogers Corporation (ROG)
Electro Scientific Industries, Inc. (ESIO)	Semtech Corporation (SMTC)
Gentex Corporation (GNTX)	Stoneridge, Inc. (SRI)
Hubbell Incorporated (HUBA, HUBB)	TTM Technologies, Inc. (TTMI)
KEMET Corporation (KEM)	Veeco Instruments Inc. (VECO)
Methode Electronics, Inc. (MEI)	Vishay Intertechnology, Inc. (VSH)

     For 2018, the raw data derived from each compensation peer group companies’ 2017 proxy statement was size-adjusted to approximate our revenues for the corresponding fiscal year. The total compensation for our NEOs is generally targeted at the 50th percentile of the competitive market data. In 2018, the Compensation Committee awarded total target compensation to Messrs. Heinzmann, Stafford, Rutz and Nayar and Ms. Sethna that was 0%, +19%, +13%, +9% and +5%, respectively, in relation to the median of our peer group. In setting the compensation of our NEOs in 2018, the Compensation Committee considered the individual scope of responsibility of each NEO, each NEO’s historical compensation levels, the NEO’s years of experience, the NEO’s past, and expected future contributions to our success, market practice, internal equity considerations and individual performance. Additional information regarding the components of total compensation for our NEOs is discussed below under "Components of Total Compensation."

As part of its ongoing review of the compensation peer group, in October 2018 the Committee approved updates to the compensation peer group for the 2019 fiscal year. The new peer group better reflects the organizational structure of Littelfuse following the IXYS acquisition and expansion in the semiconductor business. This further positions Littelfuse at the median of the peer group based on revenue and at the fifty-eight percentile of the peer group based on market capitalization. The following peer group will be used to evaluate 2019 compensation decisions for our NEOs.

Amtek, Inc. (AME)*	Hubbell Incorporated (HUBA, HUBB)
AVX Corporation (AVX)*	KEMET Corporation (KEM)
Belden, Inc. (BDC)*	Keysight Technologies, Inc. (KEYS)*
Cirrus Logic, Inc. (CRUS)*	Methode Electronics, Inc. (MEI)
Cree, Inc. (CREE)*	ON Semiconductor Corporation (ON)
Coherent, Inc. (COHR)*	OSI Systems, Inc. (OSIS)*
Cypress Semiconductor Corporation (CY)*	Qorvo, Inc. (QRVO)*
Diodes Incorporated (DIOD)	Sensata Technologies Holding, NV*
Finisar Corporation (FNSR)*	Skyworks Solutions, Inc. (SWKS)*
Gentex Corporation (GNTX)	TTM Technologies, Inc. (TTMI)
Gentherm, Incorporated (THRM)*

*Indicates a new peer group company for 2019 compensation decisions.

2019 Proxy Statement	25

Annual Compensation Process

The Compensation Committee reviews industry data and performance results presented by its independent compensation consultant in determining the appropriate aggregate and individual compensation levels for the year. In conducting its review, the Compensation Committee considers quantitative performance results, the overall need of the organization to attract, retain and motivate the executive team, and the total cost of compensation programs.

The Compensation Committee reviews base salaries annually and changes them when it determines appropriate. The approval of incentive awards for NEOs under the Littelfuse, Inc. Annual Incentive Plan (the "Annual Incentive Plan") for the preceding year and the terms of the incentive awards for NEOs for the current year are approved by the Compensation Committee at its January or February meeting. Long-term equity compensation is granted by the Compensation Committee and the full Board at the April meeting, held in connection with the annual meeting of stockholders. The Compensation Committee oversees the administration of the Company’s equity-based programs and makes recommendations to the Board for its consideration and approval of equity awards to be made to the CEO and other executive officers. The Compensation Committee has delegated authority to the CEO to grant equity awards to other non-executive officer employees. Ratification of grants for any non-executive officers who are newly-hired or promoted during the course of the year generally occurs at the Compensation Committee meeting immediately following the hiring or promotion, as applicable.

Role of the Board, Compensation Committee, Management and Consultants

The Compensation Committee establishes, reviews and recommends all elements of the executive compensation program to the members of the Board for approval. The Compensation Committee works with an independent compensation consultant, Compensation Strategies, Inc., for advice and perspective regarding market trends that may affect decisions about our executive compensation program and practices. Our independent compensation consultant also advises the Compensation Committee on non-employee director compensation matters. Additional responsibilities of the Board, the Compensation Committee, management and the independent compensation consultant include:

Board of Directors and Compensation Committee

■
The Compensation Committee reviews and recommends the CEO’s business goals and objectives relevant to executive compensation to the members of the Board, other than the CEO, for approval; evaluates the performance of the CEO in light of those goals and objectives and recommends the CEO’s compensation level to such members of the Board based on this evaluation. The Compensation Committee reviews and recommends the CEO’s annual and long-term incentive target opportunities and payouts for approval by the members of the Board, other than the CEO.

■
For NEOs other than the CEO, the Compensation Committee reviews and makes recommendations based on a review of compensation survey data and publicly-disclosed compensation information for our peer group, individual performance, internal pay equity and other relevant factors for approval by the full Board for all NEO compensation arrangements including base salary determination and annual and long-term incentive target opportunities and payouts.

Management and Consultants

■
Compensation program design: Management makes recommendations in consultation with the independent compensation consultant on compensation program design and pay levels and implements the compensation programs approved by the Board.

■
Develop performance measures: Management identifies appropriate performance measures, recommends performance targets that are used to determine annual awards, and develops individual performance objectives for each NEO.

■
Compile competitive market data: Management works with the independent compensation consultant in compiling compensation information and preparing the data for presentation to the Compensation Committee.

■
Develop compensation recommendations: Based on the compensation survey data and publicly-disclosed compensation information, our CEO and our CHRO prepare recommendations for the NEOs (other than for the CEO) and present these recommendations to the Compensation Committee. The Compensation Committee reviews these recommendations along with the competitive market data and other information and advice of the independent compensation consultant, and makes a recommendation to the full Board for approval. Our CEO also assists the

2019 Proxy Statement	26

Compensation Committee by providing input with regards to the fulfillment of the individual performance objectives of the other NEOs. Compensation recommendations for the CEO are made by the Compensation Committee based on the compensation survey data and are presented for approval to the directors other than the CEO. Our Executive Vice President and Chief Financial Officer also assists in the preparation of performance targets and objectives based on our short-term and long-term growth plans and provides financial information used by the Compensation Committee to make decisions with respect to incentive goals based on achievement of financial targets and related payouts.
Compensation Risk

At the direction of the Compensation Committee, management conducts a comprehensive risk assessment of our compensation policies and practices and presents its findings to the Compensation Committee. The assessment includes a review of the risk areas within the Company’s compensation programs to ensure that there are no design flaws which motivate inappropriate or excessive risk taking. Management conducted this assessment of all compensation policies and practices for all employees, including the NEOs, and determined that the compensation programs are not reasonably likely to have a material adverse effect on the Company.

During the review, several risk mitigating factors in our programs were noted, including:

■	Our annual incentive program awards are capped to limit compensation in any given year;

■	The Compensation Committee has the ability to apply negative discretion over annual incentive program payouts and to adjust any performance measure for extraordinary events or circumstances;

■
Our equity incentive awards vest over several years, so while the potential compensation payable for equity incentive awards is tied directly to appreciation of our stock price, taking excessive risk for a short-term gain is discouraged because it would not maximize the value of equity incentive awards over the long term; and

■	Our executive officers and directors are subject to a stock ownership policy with minimum stock holding requirements that aligns their interests with the interests of our stockholders.

Impact of Accounting and Tax Issues on Executive Compensation

In setting each NEO’s compensation levels, we do not have a stated policy that all compensation must be tax deductible. The Compensation Committee and Board analyze the overall expense arising from aggregate executive compensation levels and consider various alternatives to preserving the tax deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with our compensation goals.

Prior to the Tax Cuts and Jobs Act ("Tax Reform") that was signed into law on December 22, 2017, Section 162(m) of the Internal Revenue Code ("Section 162(m)") placed a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our CEO and our three other most highly compensated officers other than the principal financial officer. For years prior to 2018, we were also permitted to receive a tax deduction for "performance-based" compensation as defined under Code Section 162(m) without regard to the $1,000,000 limitation. However, the Tax Reform made various changes to Section 162(m). The Tax Reform eliminated the performance-based exception and expanded the group of executives covered by Section 162(m). As a result, the fiscal 2018 compensation paid to our covered executive officers in excess of $1 million and later tax years is not deductible by the Company unless it qualifies for limited transition relief that applies to certain arrangements in place as of November 2, 2017. While the Committee will continue to consider the tax deductibility of compensation programs, the Committee believes that stockholder interests are best served by maintaining our ability to remain flexible in structuring compensation to attract and retain senior talent even though such programs may result in non-deductible compensation for federal income tax purposes.

The Committee also considers the accounting implications of significant compensation decisions, including decisions that relate to our equity incentive plans. If accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

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Components of Total Compensation

The compensation of our NEOs consists of five components, each designed to help achieve our compensation objectives and to contribute to a total compensation arrangement that is competitive, appropriately performance-based and valued by our NEOs, as described in the following table.

Compensation Component	Purpose
Base Salary	Designed to attract, retain and motivate highly-qualified executives by paying a competitive salary.
Annual Incentive Plan (cash awards)	Designed to provide a performance-based cash reward to executives and key employees of the Company for contributing to the achievement of our short-term company goals.
Long-Term Incentive Plan (stock option and RSU awards)

Designed to emphasize the goals of our equity compensation: (1) align each NEO’s financial interests with driving stockholder value; (2) focus the NEOs’ efforts on long-term financial performance of the Company; and (3) assist in the retention of our NEOs.

Health and Welfare Programs and Perquisites	Designed to provide competitive levels of health and welfare protection and retirement and savings programs.
Retirement and Post-Employment Arrangements

Information regarding the administration and the determination of amounts of each component is below.

A.        Base Salary

Administration: Our CEO and our CHRO recommend NEO salary levels (other than for the CEO) to the Compensation Committee for approval. The Compensation Committee reviews the NEO salary recommendations and makes its recommendations to the full Board for approval. The Compensation Committee determines and makes CEO salary recommendations to the Board, other than the CEO, for approval.

Determination of amounts: Base salary is generally targeted at the 50th percentile of the compensation peer group, although we also take into account factors such as individual scope of responsibility, years of experience, past and future contributions to our success and possible differences in compensation standards in our industry. We strive to be market competitive in an effort to attract, retain and motivate highly-talented executive officers.

In 2018 and for 2019, the Compensation Committee recommended to the Board and the Board approved increases in base salary for all NEOs. Salary increases in 2018 were effective as of April 1, and salary increases in 2019 will become effective April 1. The base salary amounts for the NEOs, effective as of April 1, 2018 and approved to become effective on April 1, 2019, are as follows:

Name	2018 Annualized Base Salary	2019 Annualized Base Salary
David W. Heinzmann	$784,000	$901,600
Meenal A. Sethna	$441,000	$467,460
Ryan K. Stafford	$495,945	$515,783
Michael P. Rutz	$397,534	$409,460
Deepak Nayar	$347,151	$367,980

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B.          Annual Incentive Plan
In January 2014, our Compensation Committee and our Board approved the Annual Incentive Plan and on April 25, 2014 our stockholders approved the Annual Incentive Plan ("AIP").

Administration: The Compensation Committee establishes, after (1) consulting with our CEO and CHRO, (2) reviewing the compensation peer group information and other information and advice of the independent compensation consultant and (3) discussing the financial goals and targets of the Company for the next fiscal year with our CEO and our CFO, the threshold, target and maximum amounts that may be awarded under the AIP to each NEO for the fiscal year. The annual target amounts are set as percentages of each NEO’s base salary and the maximum amount is generally set at 220% percent of the annual target percentage.

Determination of eligible AIP amounts: Our AIP is intended to compensate NEOs for their short-term contributions to the Company’s performance. Annual incentive awards to NEOs are granted based on the NEOs’ and the Company’s performances and are approved by the Compensation Committee and recommended to the full Board for approval. While one factor the Compensation Committee considers regarding the compensation of our NEOs is where that compensation falls in relation to the 50th percentile of the total compensation of our compensation peer group, it does not necessarily match our annual incentive awards against a certain percentile of the compensation peer group and it considers other factors, such as internal equity considerations, executive experience and the years of service of the NEO, in setting the targets as a percent of base salary. It sets the threshold, target and maximum amounts for the AIP so that, if earned, we pay sufficient total annual compensation to remain competitive. The maximum incentive amount that may be paid to an employee for a performance period has been limited under the AIP to $2,500,000.

The following table summarizes the AIP opportunity percentages for the NEOs for 2018:

Name	2018 AIP Target Opportunity (as a % of 2018 Base Salary)
	Threshold	Target	Maximum (1)
David W. Heinzmann	55%	110%	242%
Meenal A. Sethna	35%	70%	154%
Ryan K. Stafford	35%	70%	154%
Michael P. Rutz	30%	60%	132%
Deepak Nayar	30%	60%	132%

(1) The performance goals related to business operations have a payout range from 0% - 200% of target. The maximum payout range for the individual performance goal, weighted at 20% for each NEO, was increased to 0% - 300%.

In 2018, the Compensation Committee structured the AIP to ensure sufficient flexibility to determine appropriate non-equity incentive compensation. Under the 2018 AIP, the Compensation Committee established performance goals each with a maximum annual award percentage that could be paid to each NEO. For 2018, the NEOs were eligible to receive up to a maximum of 200% of their target annual incentive opportunities for each of the performance goals other than for the individual performance goal, which was increased to a 300% maximum payout. The Compensation Committee is authorized to exercise negative discretion to reduce any award not determined appropriate.

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The Compensation Committee considered the performance of the Company’s base business operations when selecting the below financial performance metrics and relevant weighting. The Compensation Committee believes that these metrics reflect the performance of the Company’s ongoing operations with respect to its existing business.

NEO	AIP Corporate Sales	AIP Earnings per Share	AIP Cash Flow from Operations	Applicable Business Unit Metrics	Individual Performance
David W. Heinzmann	20%	30%	30%	-	20%
Meenal A. Sethna	10%	40%	30%	-	20%
Ryan K. Stafford	10%	40%	30%	-	20%
Michael P. Rutz	10%	40%	30%	-	20%
Deepak Nayar	-	20%	10%	50% (1)	20%

(1) Mr. Nayar's applicable business unit (Electronics - passive products and sensors) performance metrics were weighted at 15% for business unit sales and 35% for business unit operating income.

In January 2019, the Compensation Committee evaluated the Company's performance against the AIP performance metrics, which was as follows:

Base Business Operations Performance Metric (1)	Threshold Performance (50%)	Target Performance (100%)	Maximum Performance (200%)	Actual Performance	Percentage Achievement
AIP Corporate Sales ($M)	$1,220.0	$1,284.0	$1,348.0	$1,340.3	188%
AIP Earnings per Share ("AIP EPS")	$7.81	$8.40	$8.99	$9.44	200%
AIP Cash flow from Operations ($M)	$249.0	$283.0	$323.0	$298.0	137%
Applicable Business Unit Metrics	(2)	(2)	(2)	(2)	(3)

(1)	The performance metrics were determined as follows:

■	AIP Corporate Sales – represents our 2018 net sales as reported in our audited financial statements, less net sales attributable to business acquired in 2018.

■
AIP EPS – represents our 2018 AIP net income, as described below, divided by our diluted weighted-average shares and equivalent shares outstanding. "AIP net income" is calculated as our GAAP net income, as reported in our audited financial statements, excluding the after-tax impact of the following items: acquisition and integration costs; restructuring, impairment and other charges; non-operating foreign exchange gains and losses; and certain other significant and unusual items.

■
AIP Cash flow from Operations – represents our 2018 cash flow from operations, as reported in our audited financial statements, excluding cash flow from operations and acquisition related and integration payments attributable to the IXYS acquisition.

(2)    Mr. Nayar's business unit target goals were set to be attainable with good performance.

(3)	Based on the actual performance of his business unit, Mr. Nayar's percentage achievement for the sales metric was 180% and the percentage achievement for the operating income metric was 200%.

The Compensation Committee also reviews the individual performance of each NEO. These reviews are qualitative in nature and require subjective determinations by the Compensation Committee. The Compensation Committee receives input from the CEO and CHRO with respect to each NEO’s performance and considers factors generally related to (i) overall Company business performance, (ii) development of managerial leaders and talent within the Company; (iii) legal compliance and corporate governance best practices, and (iv) other matters specific to each NEO’s scope of responsibility. For 2018, the Compensation Committee determined the achievement of the individual performance goals for each of the NEOs as follows: Mr. Heinzmann - 261%, Ms. Sethna - 250%, Mr. Stafford - 250%, Mr. Rutz - 250% and Mr. Nayar - 175%.

2019 Proxy Statement	30

The Compensation Committee also received recommendations from Mr. Heinzmann related to the 2018 AIP award amounts for the other NEOs. It received input from its independent compensation consultant with respect to the appropriate 2018 AIP award amount for Mr. Heinzmann. After consideration of the performance metrics described above and the recommendations from Mr. Heinzmann and input from the independent compensation consultant, the Compensation Committee approved and recommended to the Board, and the Board approved, the following 2018 AIP awards to the NEOs:

NEO	AIP Target		AIP Maximum	2018 AIP Payout (Paid in March 2019)
	% of Base Salary(1)	Amount ($)	Amount ($)	% of AIP Target	Amount of AIP Payout ($)
David W. Heinzmann	110%	$862,400	$1,897,280	190.9%	$1,646,322
Meenal A. Sethna	70%	$308,700	$679,140	189.9%	$586,221
Ryan K. Stafford	70%	$347,162	$763,755	189.9%	$659,260
Michael P. Rutz	60%	$238,520	$524,745	189.9%	$452,950
Deepak Nayar	60%	$208,290	$458,238	185.7%	$386,795

(1) For AIP purposes, incentive opportunities are based on our NEO's 2018 annualized base salary.

2019 Annual Incentive Plan: At its January 2019 meeting, the Compensation Committee approved the annual incentive plan structure along with performance goal weights and established the NEOs’ target annual incentive plan opportunity percentages for the 2019 AIP. In February, it also established 2019 financial performance goals that are in excess of budget but attainable with good performance. The performance metrics for Messrs. Heinzmann, Stafford and Ms. Sethna are based on the same performance metrics as in 2018. Due to the changes to Messrs. Rutz's and Nayar's roles in February 2019, their performance metrics for 2019 have not been finalized. The following table summarizes each NEO's AIP target opportunity, as a percentage of base salary for the NEOs:

Name	2019 AIP Opportunity (as a % of Base Salary)
	Threshold	Target	Maximum
David W. Heinzmann	55%	110%	242%
Meenal A. Sethna	37.5%	75%	165%
Ryan K. Stafford	37.5%	75%	165%
Michael P. Rutz	32.5%	65%	143%
Deepak Nayar	32.5%	65%	143%

C.        Long-Term Incentive Compensation

Consistent with prior years’ practice, in 2018 the Compensation Committee awarded a combination of two types of equity awards under the Long-Term Incentive Plan to our NEOs: stock option awards and RSUs. The stock options vest one-third annually over a three-year vesting period and have an exercise price equal to the fair market value of our common stock on the date of grant. The RSUs also vest one-third annually over a three-year vesting period.

Administration: The Compensation Committee reviews the compensation peer group information, the advice of the independent compensation consultant and, for NEOs other than the CEO, the recommendation of our CEO and our CHRO with respect to the NEOs’ long-term incentive grants of stock options and RSUs. The Compensation Committee makes recommendations to the Board, other than the CEO, for the grant of stock options and RSUs to the NEOs.

Determination of amounts: We target total equity compensation awards at the 50th percentile of our compensation peer group, although we also take into account other factors, such as years of service with the Company and internal pay equity considerations, when determining total equity compensation. In 2018, based on a valuation performed by the independent compensation consultant, the Compensation Committee determined that 50% of the value of the equity awards would be made in stock options, and 50% of the value of the equity awards would be made in RSUs.

2019 Proxy Statement	31

The restricted stock unit awards and stock options granted in 2018 to each NEO are set forth below.

Name	RSU Award	RSU Vesting Schedule (1)	Stock Option Award	Option Vesting Schedule (1)	Option Grant Price
David W. Heinzmann	6,744	3-year vest	23,061	3-year vest	$192.59
Meenal A. Sethna	2,674	3-year vest	9,145	3-year vest	$192.59
Ryan K. Stafford	2,659	3-year vest	9,092	3-year vest	$192.59
Michael P. Rutz	1,696	3-year vest	5,798	3-year vest	$192.59
Deepak Nayar	1,616	3-year vest	5,525	3-year vest	$192.59

(1)	2018 grant of RSUs and Options vest in annual installments of 33% on each of the first three anniversaries of the grant date.

Stock Ownership Policy

As discussed on page 14, the Company maintains a stock ownership policy applicable to all executive officers and directors that is reviewed annually by the Compensation Committee. The table below describes the ownership guidelines for each NEO, and their progress towards the ownership requirements, as of March 1, 2019.

Name	Ownership Requirement as % of Base Salary	Number of Shares Required (1)	Number of Shares Owned (2)
David W. Heinzmann	500%	19,700	46,696
Meenal A. Sethna	300%	6,600	10,875
Ryan K. Stafford	300%	7,500	24,331
Michael P. Rutz	200%	4,000	5,360
Deepak Nayar	200%	3,500	3,601

(1)
Pursuant to the stock ownership policy, the Compensation Committee may adjust the ownership requirements in the event of a significant increase in the price of the Company’s common stock. The current ownership requirements are based on the 30-business-day average stock price for the period of December 4, 2017 through January 17, 2018, of $199.29 per share and the NEO's annualized base salaries for 2018.

(2)	Includes direct and indirect ownership of beneficially owned shares and unvested restricted stock/units.
D.          Health and Welfare Programs and Perquisites

Health and Welfare Programs

Our NEOs participate in the same health and welfare programs designed for all of our full-time U.S. employees. The program includes partial reimbursement of gym membership dues, group health, dental, disability, business travel accident, life and accidental death and dismemberment (AD&D) coverage. Our NEOs are also provided with an increased amount of life and AD&D insurance in order to provide a targeted level of coverage equal to the lesser of three times annual base salary and $1,000,000. These programs are important components of our total compensation program, and we provide them to remain competitive.

Perquisites

Our NEOs are provided with the opportunity to receive executive physicals and financial planning services on an annual basis. The executive physical program provides approximately $5,000 in services per NEO annually. The financial planning program provides up to $12,000 per year of financial planning services per NEO annually. We provide these benefits to help our NEOs efficiently manage their time and financial affairs and to allow them to stay focused on business issues. Amounts and types of perquisites are included in the 2018 All Other Compensation Table on page 36.

2019 Proxy Statement	32

E.          Retirement and Post-Employment Arrangements

Retirement Plans

We provide retirement benefits to our U.S. employees and NEOs through the following plans:

Littelfuse, Inc. 401(k) Retirement and Savings Plan

NEOs may elect to participate in the Littelfuse, Inc. 401(k) Retirement and Savings Plan ("401(k) Plan") on the same basis as all other U.S. employees. The 401(k) Plan provides employees the opportunity to save for retirement on a tax-favored basis. The Company amended the 401(k) Plan, effective as of January 1, 2012, to provide discretionary Company contributions equal to 2% of a participant’s annual eligible pay. This is in addition to the existing Company matching contributions, which provide a dollar-for-dollar match on participant salary deferrals up to 4% of a participant’s annual eligible pay (subject to IRS compensation limits). The 401(k) Plan also provides for discretionary contributions for those eligible, active participants who as of January 1, 2010, participated in the Littelfuse, Inc. Retirement Plan ("Pension Plan") and had earned a minimum of 10 years of service and a combined age and years of service of at least 60 (the "60 Point Group"). Currently, Mr. Heinzmann is the only NEO who is a member of the 60 Point Group. The Company has currently set these contributions at 5% of base pay (subject to IRS compensation limits). All contributions to the 401(k) Plan are fully vested and nonforfeitable.

Littelfuse, Inc. Supplemental Retirement and Savings Plan

The Littelfuse, Inc. Supplemental Retirement and Savings Plan (the "Supplemental Plan") is a non-qualified retirement plan that is intended to provide supplemental retirement income benefits to employees whose benefits under our tax-qualified 401(k) plan are limited by the application of Internal Revenue Code Section 415, which includes our NEOs. Participants can defer a portion of their annual compensation to the Supplemental Plan.  The Company provides a matching contribution designed to ensure that participants receive a combined match under the Supplemental Plan and the Company’s 401(k) Plan on the first 4% of their annual compensation that they defer to both plans. The Company also makes the same 5% contribution as it makes to the Company’s 401(k) Plan for Supplemental Plan participants who are members of the 60 Point Group, based on their compensation in excess of the IRS limit. Currently Mr. Heinzmann is the only NEO who receives this additional contribution as a member of the 60 Point Group.

Post-Employment Arrangements

Change in Control Agreements

Each of the NEOs has entered into a change of control agreement with the Company that provides certain payments and benefits on termination of employment in connection with a change of control of the Company. Additional information including the terms of our NEO’s change of control agreements is included on page 42.

Employment Contracts

We have not entered into an employment agreement with any NEO, other than a Letter Agreement with Mr. Heinzmann, effective January 1, 2017 in connection with his assumption of the President and Chief Executive Officer role.

Pursuant to the Letter Agreement, Mr. Heinzmann’s base salary was $700,000 for 2017 and his target bonus was set at 90% of base salary. In addition, the Letter Agreement provided for the grant of restricted stock units having a grant date value of $1,050,000, that vest entirely on the third anniversary of the grant. The Company also entered into a new change of control agreement with Mr. Heinzmann, consistent with the terms described on page 42.

2019 Proxy Statement	33

COMPENSATION COMMITTEE REPORT

To the Board of Directors of Littelfuse, Inc.:

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement.

Based on the review and discussion referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this Proxy Statement and in our Annual Report on Form 10-K for the year ended December 29, 2018.

Compensation Committee:
Tzau-Jin (T.J.) Chung (Chairman)
Cary Fu
William P. Noglows
Ronald L. Schubel

The foregoing report is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to the Securities and Exchange Commission’s proxy rules or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

2019 Proxy Statement	34

COMPENSATION TABLES

The following table sets forth compensation information for our NEOs in fiscal years 2018, 2017 and 2016.

2018 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
David W. Heinzmann President and Chief Executive Officer	2018	$763,000	$0	$1,279,067	$1,042,127	$1,646,322	$146,174	$4,876,689
	2017	$700,000	$0	$1,998,270	$740,511	$1,209,600	$116,060	$4,764,441
	2016	$522,917	$150	$560,424	$443,124	$630,000	$95,166	$2,251,781

Meenal A. Sethna (7) Executive Vice President and Chief Financial Officer	2018	$429,188	$850	$507,151	$413,263	$586,221	$66,849	$2,003,521
	2017	$392,188	$650	$418,250	$317,485	$537,193	$57,891	$1,723,657
	2016	$372,917	$700	$690,886	$315,873	$393,750	$47,510	$1,821,637

Ryan K. Stafford Executive Vice President, Chief Legal and Human Resources Officer and Corporate Secretary	2018	$487,834	$0	$504,306	$410,867	$659,260	$73,950	$2,136,217
	2017	$462,375	$250	$409,613	$310,869	$632,353	$52,696	$1,868,156
	2016	$421,034	$150	$1,010,128	$280,145	$472,500	$58,252	$2,242,209

Michael P. Rutz Senior Vice President and General Manager Semiconductor Products (8)	2018	$391,032	$0	$321,663	$262,012	$452,950	$54,076	$1,481,734
	2017	$370,625	$150	$263,377	$199,913	$418,859	$52,011	$1,304,935
	2016	$359,831	$150	$251,513	$198,890	$287,844	$51,670	$1,149,898

Deepak Nayar Senior Vice President and General Manager Electronics and Industrial Business (9)	2018	$366,428	$0	$306,491	$249,675	$386,795	$35,014	$1,344,402

(1)	Base salary includes compensation deferred under the 401(k) Plan and the Supplemental Plan.

(2)	Represents discretionary bonuses earned in connection with our wellness initiatives.

(3)
Represents the full grant date fair value of RSUs for fiscal years 2018, 2017 and 2016, in accordance with FASB ASC Topic 718, based on assumptions described in Note 12 to our audited financial statements included in our 2018 Annual Report on Form 10-K.

(4)
Represents the full grant date fair value of stock option awards for fiscal years 2018, 2017 and 2016, in accordance with FASB ASC Topic 718, based on assumptions described in Note 12 to our audited financial statements included in our 2018 Annual Report on Form 10-K.

(5)	Represents payouts for performance under Annual Incentive Plan. See pages 29 - 31 for information on how amounts were determined.

(6)	The amounts shown are detailed in the supplemental "All Other Compensation" table below.

(7)	Ms. Sethna became CFO effective March 31, 2016.

(8)	Mr. Rutz was appointed as Senior Vice President and General Manager Semiconductor Products in February 2019 and previously served as Senior Vice President, Global Operations.

(9)
Mr. Nayar was appointed as Senior Vice President and General Manager Electronics and Industrial Business in February 2019 and previously served as Senior Vice President and General Manager, Electronics Business Unit.

2019 Proxy Statement	35

2018 All Other Compensation Table

The table below provides additional information about the amounts that appear in the "All Other Compensation" column in the Summary Compensation Table above. For additional information regarding perquisites and health and welfare programs, refer to page 32.

NEO	401(k) Plan Company Matching Contributions ($)	Supplemental Plan Company Matching Contributions ($)	Miscellaneous ($)		Total All Other Compensation ($)
David W. Heinzmann	$30,250	$102,064	$13,860	(1)	$146,174
Meenal A. Sethna	$16,500	$30,739	$19,610	(2)	$66,849
Ryan K. Stafford	$16,500	$38,064	$19,386	(3)	$73,950
Michael P. Rutz	$16,500	$23,716	$13,860	(4)	$54,076
Deepak Nayar	$16,500	$15,329	$3,185	(5)	$35,014

(1)	The amount reported for Mr. Heinzmann includes the cost of tax and financial planning ($12,000), and life and AD&D insurance ($1,860).

(2)
The amount reported for Ms. Sethna includes the cost of: partial reimbursement of health club membership dues generally available to U.S. employees ($397); an executive physical ($5,353); life and AD&D insurance ($1,860); and tax and financial planning ($12,000).

(3)	The amount reported for Mr. Stafford includes the cost of: an executive physical ($5,526); life and AD&D insurance ($1,860); and tax and financial planning ($12,000).

(4)	The amount reported for Mr. Rutz includes the cost of: life and AD&D insurance ($1,860); and tax and financial planning ($12,000).

(5)	The amount reported for Mr. Nayar includes the cost of: life and AD&D insurance ($1,860) and tax and financial planning ($1,325).

2019 Proxy Statement	36

Grants of Plan-Based Awards in 2018

The following table sets forth plan-based awards granted to our NEOs in 2018.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/sh)(2)	Grant Date Fair Value of Stock and Option Awards (3)
			Threshold ($)	Target ($)	Maximum ($)
David W. Heinzmann	RSUs	4/27/18	-	-	-	6,744	(5)	-	-	$1,279,067
	Options	4/27/18	-	-	-	-		23,061	$192.59	$1,042,127
	Annual Cash (4)	-	$431,200	$862,400	$1,897,280	-		-	-	-
Meenal A. Sethna	RSUs	4/27/18	-	-	-	2,674	(5)	-	-	$507,151
	Options	4/27/18	-	-	-	-		9,145	$192.59	$413,263
	Annual Cash (4)	-	$154,350	$308,700	$679,140	-		-	-	-
Ryan K. Stafford	RSUs	4/27/18	-	-	-	2,659	(5)	-	-	$504,306
	Options	4/27/18	-	-	-	-		9,092	$192.59	$410,867
	Annual Cash (4)	-	$173,581	$347,162	$763,755	-		-	-	-
Michael P. Rutz	RSUs	4/27/18	-	-	-	1,696	(5)	-	-	$321,663
	Options	4/27/18	-	-	-	-		5,798	$192.59	$262,012
	Annual Cash (4)	-	$119,260	$238,520	$524,745	-		-	-	-
Deepak Nayar	RSUs	4/27/18	-	-	-	1,616	(5)	-	-	$306,491
	Options	4/27/18	-	-	-	-		5,525	$192.59	$249,675
	Annual Cash (4)	-	$104,145	$208,290	$458,238	-		-	-	-

(1)
Reflects the 2018 award of stock options under the Long Term Incentive Plan. The underlying option awards typically vest in installments of 33% on each anniversary of the date of grant, such that options are fully exercisable on or after three years from the date of grant. Refer to pages 31 - 32 for additional information concerning these awards.

(2)
The exercise price shown for individual options is the fair market value of the Company’s common stock on the date of grant (determined based on the closing stock price on that date reported by NASDAQ).

(3)
Represents the full grant date fair value of 2018 awards calculated in accordance with FASB ASC Topic 718, based on assumptions described in Note 12 to our audited financial statements included in our 2018 Annual Report on Form 10-K. There can be no assurance that amounts shown under the Grant Date Fair Value of Stock and Option Awards column will ever be realized by the NEOs.

(4)
These amounts represent 2018 annual incentive cash awards granted under the Annual Incentive Plan. The actual 2018 annual incentive cash award achievements were determined by the Compensation Committee and approved by the full Board in January 2019 and are reflected in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column. Refer to pages 29 - 31 for additional information concerning these awards.

(5)
Represents the 2018 annual grant of RSUs awarded under the Long-Term Plan that typically vest annually in installments of 33% on each anniversary of the grant date such that the RSUs are fully vested on or after three years from the date of grant. Refer to pages 31 - 32 for additional information concerning these awards.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

See discussion of information presented in the Summary Compensation Table and Grants of Plan-Based Awards Table in the section titled "Components of Total Compensation" starting on page 28.

2019 Proxy Statement	37

Outstanding Equity Awards at 2018 Fiscal Year-End Table

The following table provides information regarding the outstanding equity awards held by each of the NEOs as of December 29, 2018.

		Option Awards					Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
		Exercisable	Unexercisable
David W. Heinzmann	4/25/14	14,370	0		94.84	4/25/21	0	-
	4/24/15	17,660	0		96.15	4/24/22	0	-
	4/22/16	11,336	5,668	(3)	120.15	4/22/23	1,585	$266,328
	1/3/17	-	-		-	-	6,963	$1,169,993
	4/28/17	8,022	16,044	(4)	154.15	4/28/24	4,292	$721,185
	4/27/18	0	23,061	(5)	192.59	4/27/25	6,744	$1,133,194
Meenal A. Sethna	6/8/15	1,729	0		97.00	6/8/22	0	-
	4/22/16	8,081	4,040	(3)	120.15	4/22/23	1,130	$189,874
	7/20/16	-	-		-	-	2,486	$417,723
	4/28/17	0	6,878	(4)	154.15	4/28/24	1,840	$309,175
	4/27/18	0	9,145	(5)	192.59	4/27/25	2,674	$449,312
Ryan K. Stafford	4/22/16	7,167	3,583	(3)	120.15	4/22/23	1,002	$168,366
	7/20/16	-	-		-	-	5,594	$939,960
	4/28/17	3,368	6,735	(4)	154.15	4/28/24	1,802	$302,790
	4/27/18	0	9,092	(5)	192.59	4/27/25	2,659	$446,792
Michael P. Rutz	4/24/15	8,140	0		96.15	4/24/22	0	-
	4/22/16	5,088	2,544	(3)	120.15	4/22/23	711	$119,469
	4/28/17	2,166	4,331	(4)	154.15	4/28/24	1,158	$194,579
	4/27/18	0	5,798	(5)	192.59	4/27/25	1,696	$284,979
Deepak Nayar	4/22/16	0	2,767	(3)	120.15	4/22/23	774	$130,055
	4/28/17	0	4,528	(4)	154.15	4/28/24	1,211	$203,484
	4/27/18	0	5,525	(5)	192.59	4/27/25	1,616	$271,536

(1)
The exercise price shown for individual optionees is the fair market value of the Company’s common stock on the date of grant (determined based on the closing stock price on that date reported by NASDAQ).

(2)
Values are based on the closing stock price of $168.03 per share of our common stock on the NASDAQ on December 28, 2018, the last trading day of 2018 fiscal year. There is no assurance that if or when the RSUs vest they will have this value.

(3)	Options vest annually in installments of 33% beginning April 22, 2017, such that the options are fully exercisable on or after three years from the date of grant.

(4)	Options vest annually in installments of 33% beginning April 28, 2018, such that the options are fully exercisable on or after three years from the date of grant.

(5)	Options vest annually in installments of 33% beginning April 27, 2019, such that the options are fully exercisable on or after three years from the date of grant.

Narrative disclosures of the compensation awarded to our NEOs as reported in the Summary Compensation Table and Grants of Plan-Based Awards Table are included on pages 28 - 32 of the Compensation Discussion and Analysis.

2019 Proxy Statement	38

Options Exercises and Stock Vested in 2018 Table

The following table provides the amounts received upon exercise of options or similar instruments or the vesting of stock or similar instruments during 2018 fiscal year.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
David W. Heinzmann	16,100	$2,347,102	5,278	(3)	$1,045,084
Meenal A. Sethna	6,899	$617,391	2,448	(4)	$497,904
Ryan K. Stafford	22,740	$2,791,205	2,956	(5)	$587,873
Michael P. Rutz	4,834	$625,361	2,004	(6)	$398,904
Deepak Nayar	7,914	$704,456	2,136	(7)	$425,334

(1)	Value Realized on Exercise represents the difference between exercise price and market price at the time of exercise, excluding any tax obligation in connection with such exercises.

(2)	Determined based on the closing stock price of the Company common stock on the vesting dates, excluding tax obligations incurred in connection with such vesting.

(3)
Represents 33% installment vesting of RSU award granted on April 24, 2015, April 22, 2016 and April 28, 2017. Number of shares includes 2,338 shares withheld by the Company to pay for minimum withholding tax due upon the vesting of the RSU awards on April 24, 2018, April 22, 2018 and April 28, 2018.

(4)
Represents 33% installment vesting of RSU award granted on June 8, 2015, April 22, 2016 and April 28, 2017. Number of shares includes 1,033 shares withheld by the Company to pay for minimum withholding tax due upon the vesting of the RSU awards on June 8, 2018, April 22, 2018 and April 28, 2018.

(5)
Represents 33% installment vesting of RSU award granted on April 24, 2015, April 22, 2016 and April 28, 2017. Number of shares includes 1,309 shares withheld by the Company to pay for minimum withholding tax due upon the vesting of the RSU awards on April 24, 2018, April 22, 2018 and April 28, 2018.

(6)
Represents 33% installment vesting of RSU award granted on April 24, 2015, April 22, 2016 and April 28, 2017. Number of shares includes 675 shares withheld by the Company to pay for minimum withholding tax due upon the vesting of the RSU award on April 24, 2018, April 22, 2018 and April 28, 2018.

(7)
Represents 33% installment vesting of RSU award granted on April 24, 2015, April 22, 2016 and April 28, 2017. Number of shares includes 739 shares withheld by the Company to pay for minimum withholding tax due upon the vesting of the RSU awards on April 24, 2018, April 22, 2018 and April 28, 2018.

2019 Proxy Statement	39

Nonqualified Deferred Compensation

The following table discloses contributions, earnings and balances under the Supplemental Plan for each NEO.

2018 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings (Losses) in Last Fiscal Year ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
David W. Heinzmann	$197,260	$102,064	$(62,452)	$0	$800,525
Meenal A. Sethna	$220,136	$30,739	$(29,577)	$0	$346,635
Ryan K. Stafford	$33,606	$38,064	$(30,116)	$0	$310,450
Michael P. Rutz	$56,692	$23,716	$(615)	$0	$222,028
Deepak Nayar	$0	$15,329	$(5,159)	$0	$93,241

(1)	Reflects amounts that have been reported in the Salary column of the Summary Compensation Table.

(2)
These amounts reflect Company and matching contributions made under the Supplemental Plan. These amounts were reported in the All Other Compensation column of the Summary Compensation Table for 2018. These amounts include contributions that are attributable to the 2018 fiscal year but that were made in 2019 after the end of the 2018 fiscal year.

(3)
These amounts represent interest earnings/losses credited to each NEO’s account in the Supplemental Plan. Interest earnings/losses credited to these accounts are derived from the actual returns on the same investment options that are available under the 401(k) Plan, and the allocation the executives make amongst those qualified plan investment options. Given that these investment options are available to all employees participating in the non-discriminatory, tax-qualified 401(k) Plan, the interest earnings credited to the Supplemental Plan are not considered to be above market and, thus, do not need to be reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

2019 Proxy Statement	40

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Termination of Employment Generally

As further described below, we have not entered into any employment agreements with our NEOs, other than a Letter Agreement with Mr. Heinzmann. We have entered into a change in control agreement with each NEO and each NEO is entitled to receive certain payments and benefits upon termination of employment pursuant to (i) the Long-Term Incentive Plan, (ii) Individual Award Agreements, (iii) the Executive Severance Policy, and (iv) Supplemental Plan provisions.

Long-Term Incentive Plan Termination Provisions

The Long-Term Plan governs equity grants made in years 2010 and later, and under the provisions of the Long-Term Plan, all outstanding (unvested) equity grants shall be cancelled and no longer exercisable on the date of employment termination, unless otherwise provided in an individual award agreement or by approval of the Compensation Committee. Key definitions in our Long-Term Plan and the individual award agreements are described below.

Disability

For purposes of the Long-Term Plan, "disability" has the same meaning as in the Award Agreements and the change in control agreements in effect. Disability is defined as the inability to engage in substantial gainful activity or receipt of income replacement benefits under our (or our subsidiary’s) accident and health plan for at least three months, in either case, because of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least 12 months.

Change in Control

"Change in control" under the Long-Term Plan generally means the first to occur of (1) certain acquisitions by any person becoming the owner of more than 50% of the Company, by vote or by value, (2) certain acquisitions (other than as described in (1)) by any person becoming the owner of 30% or more of the total voting power of Company stock within a 12 month period, (3) replacement of a majority of the Board within a 12 month period by directors whose appointment or election is not previously endorsed by the then majority of the Board, or (4) certain acquisitions of 40% or more of the Company’s assets.

Eligible Retirement

Eligible retirement under the individual award agreements entered into prior to 2017 means the date upon which an employee, having attained an age of not less than 62 and completing five years of employment with us, terminates employment with the Company. Following the 2017 Annual Meeting of Stockholders, the Compensation Committee approved a new form restricted stock unit award agreement and form stock option award agreement to certain executive-level employees, including all NEOs, that provides that the definition of eligible retirement is 55 plus 10 years of service with the Company.

Award Agreement Termination Provisions

In October 2016, the Compensation Committee and full Board approved a prospective amendment to the retirement provisions effective beginning in the 2017 form award agreements for stock options and restricted stock units granted to executive-level employees, including all NEOs. The amended agreements provide that upon eligible retirement both outstanding stock options and restricted stock units become immediately vested.

Stock Options

Stock options granted to the NEOs in 2017 under the Long-Term Plan automatically become fully vested upon the recipient’s termination of employment due to death or "disability," termination without cause within two years following a "change in control," or termination without cause on or after "eligible retirement." Upon any such termination of employment, recipient may exercise his or her vested stock options until the earlier of (1) the date on which the stock options would otherwise terminate in accordance with the terms of their grants or (2) the expiration of three months (or 90 days in some cases) after the date of termination or 12 months in the case of death or the 7th anniversary of the grant date in the case of eligible retirement.

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Under all other termination of employment events, all unvested stock options are forfeited upon termination and the recipient has three months after termination to exercise his or her stock options which were vested immediately prior to termination (unless the recipient is terminated for cause, in which case the options will no longer be exercisable effective immediately upon the recipient’s termination date).

Restricted Stock Units

RSUs granted to the NEOs in 2017 under the Long-Term Plan that have not vested are generally forfeited upon the recipient’s termination of employment. However, if a recipient terminates employment due to death or "disability," then a pro rata portion of his or her unvested RSUs may become vested based on the recipient’s prior service with the Company. For awards granted prior to 2017, if a recipient terminates employment due to "eligible retirement," then a pro-rata portion of his or her unvested RSUs will vest. Any unvested RSUs will automatically fully vest if an event occurs that constitutes a "change in control" or upon "eligible retirement" for awards granted in or after 2017.

Change of Control Agreements Termination Provisions

As disclosed in the Current Report on Form 8-K filed with the SEC on January 23, 2018, we entered into new Tier I change of control agreements with each of our executive officers, including our NEOs, effective January 1, 2018 through December 31, 2020. These agreements replaced the previous change of control agreements that had expired on December 31, 2017. If a change of control occurs at any time on or before December 31, 2020, the Company has agreed to continue to retain the services of such NEOs and each of them has agreed to remain in our service, for two years after the occurrence of the change of control (the "Service Period"). During the Service Period, the Company will provide them with (i) monthly base salary that is no less than the highest monthly base salary provided to them during the twelve months prior to the change of control, (ii) fringe benefits, reimbursement of business expenses, paid vacation time and office support at levels no less than provided to them during the 120 days prior to the change of control, (iii) annual bonuses that shall be the greater of (a) the average of the NEO’s annual bonus for the three years prior to the change of control and (b) the target bonus amount applicable to the NEO for the fiscal year in which the change of control occurs, and (iv) health and welfare benefits and incentive, paid vacation, savings and retirement opportunities generally no less favorable, in the aggregate, than the plans in effect during the 120 days prior to the change of control or those provided after the change of control to other peer executives of the Company if more favorable.

In the event that the Company terminates the service of the NEOs during the Service Period other than for cause, death or disability, or if any of them terminate their service for good reason, they will be entitled to the following payments and benefits in addition to certain accrued amounts:

(1)     a lump sum payment equal to two times (three times in the case of Mr. Heinzmann) his or her annual base salary and the greater of: (i) the average of the NEO’s annual bonus for the three years prior to termination from service and (ii) the target bonus amount applicable to the NEO for the fiscal year in which the termination occurs;

(2)     a pro-rata amount equal to the greatest of such NEO’s (i) target annual bonus for the fiscal year in which the termination occurs, (ii) annual bonus for the year in which the termination occurs based on performance through the termination date, and (iii) average annual bonus for the last three fiscal years for the three years prior to the termination date;

(3)     during the two years (three years in the case of Mr. Heinzmann) following termination, reimbursement of the premium cost in excess of the normal active employee rate for his or her peer group to continue group medical benefits under COBRA (or reimbursements of excess individual insurance policy costs, if COBRA is not available) plus reimbursement of any post-tax difference;

(4)     for a period of up to two years (three years in the case of Mr. Heinzmann) after termination, or until the NEO accepts employment with any third party if earlier, reasonable outplacement services to the NEO;

(5)     any option or right granted to the NEO under any of our equity-based plans will be exercisable by the NEO until the earlier of the date on which the option or right terminates in accordance with the terms of its grant or the expiration of 12 months after the date of termination; and

(6)     the payment or provision of other amounts or benefits required to be paid under any of our plans, programs, policies, practices, contracts or agreements.

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In addition to the above additional benefits and payments, the NEO will no longer be bound by any non-compete agreements.

For purposes of the change in control agreements, "cause" means (i) the willful and continued failure by the NEO to substantially perform his duties (other than due to physical or mental illness), after a written demand for substantial performance is delivered by the Board specifically identifying the manner in which the Board believes that the NEO has not substantially performed his duties and such failure is not cured within 60 calendar days after receipt of such written demand or (ii) the willful engagement by the NEO in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

"Good reason" means (i) the NEO is not elected to, or is removed from, any elected office that the NEO held immediately prior to a change of control, (ii) the assignment to the NEO of any duties materially inconsistent in any respect with the NEO’s position, authority, duties or responsibilities, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, other than isolated, insubstantial and inadvertent actions not occurring in bad faith which are remedied, (iii) any failure by the Company to comply with any of the provisions of the change of control agreement other than certain isolated, insubstantial and inadvertent failures not occurring in bad faith which are remedied, (iv) requiring the NEO to travel on business to a substantially greater extent than required immediately prior to the change of control, or (v) any purported termination of the NEO’s service other than as expressly permitted under the agreements, in all cases provided the NEO provides at least 90 days’ notice and allows the Company at least 30 days to cure.

If the NEO’s service is terminated by reason of his death or disability during the Service Period, in addition to any accrued amounts due to the NEO for services prior to separation, the Company will pay to the NEO or his or her legal representative (i) a pro-rata amount equal to the greatest of such NEO’s (a) target annual bonus for the fiscal year in which the termination occurs, (b) annual bonus for the year in which the termination occurs based on performance through the termination date or (c) average annual bonus for the last three fiscal years prior to the termination date, plus (ii) any other amounts or benefits required to be paid or provided or which the NEO is eligible to receive under any of our plans, programs, policies, practices, contracts or agreements. These other benefits include, in the case of death, benefits at least equal to the most favorable benefits provided by the Company to the estates and beneficiaries of peer executives and, in the case of disability, disability and other benefits at least equal to the most favorable of those generally provided by the Company to disabled NEOs and/or their families.

If the NEO is terminated voluntarily without good reason during the Service Period, the Company will pay to the NEO any accrued amounts due to the NEO for services prior to termination, plus (i) a pro-rata amount equal to the greatest of such NEO’s (a) target annual bonus for the fiscal year in which the termination occurs, (b) annual bonus for the year in which the termination occurs based on performance through the termination date or (c) average annual bonus for the last three fiscal years for the three years prior to the termination date, and (ii) any other amounts or benefits required to be paid or provided or which the NEO is eligible to receive under any of our plans, programs, policies, practices, contracts or agreements. If the NEO is terminated for cause during the Service Period, the Company will pay to the NEO any accrued but unpaid base salary due to the NEO for services prior to termination, plus any other amounts or benefits required to be paid or provided or which the NEO is eligible to receive under any of our plans, programs, policies, practices, contracts or agreements.

The new Tier I change of control agreements also include expanded confidentiality provisions and inclusion of provisions for non-disparagement, compensation clawback, return of documents and cooperation in defense of claims made by or against Littelfuse.

Executive Severance Policy

As disclosed in the Current Report on Form 8-K filed with the SEC on January 18, 2018, the Company adopted an Executive Severance Policy (the "Severance Policy") on January 15, 2018.

The Severance Policy provides severance protections to Littelfuse’s most senior leadership team holding titles of Senior Vice President or higher and any other key employee specifically designated as a participant by the Board.  The severance protections provided by the Severance Policy apply to terminations occurring on or after January 15, 2018 and consist of the following:

■	Severance benefits equal to a specified multiple of base salary and target annual bonus (2x for CEO, 1.5x for Executive Vice Presidents, and 1x for Senior Vice Presidents);

■	Pro-rated actual annual bonus for the year of termination;

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■
Payment of premiums for continued group health coverage for a specified period (18 months for CEO and Executive Vice Presidents, and 12 months for Senior Vice Presidents), or, if shorter, the maximum period provided by law; and

■	Continuation of perquisites through the end of the year of termination, and outplacement services for up to one year after the date of termination.

Provision of these severance benefits under the Severance Policy is conditioned upon the executive entering into a separation and release agreement with Littelfuse, which will include certain protections for Littelfuse such as a general release of claims, agreements not to disclose confidential information, and, for a specified period after the date of termination, (1) solicit employees or interfere with customer, vendor, and other relationships or (2) engage in competitive activities.

No severance is payable under the Severance Policy if termination of employment is for "cause" (as defined below), due to the executive’s death or disability, or if the executive voluntarily terminates employment for any reason.  "Cause" is defined as set forth in the executive’s change of control agreement with Littelfuse as in effect at the time of termination or, in the absence of such an agreement, as determined by the Board, in its sole discretion.

Supplemental Plan Termination Provisions

Supplemental Plan account balances are at all times 100% vested, and each U.S. NEO is entitled to receive his or her Supplemental Plan account balance upon termination of employment, or if elected either (i) age 59½ or (ii) age 65 or the later of five years of service. The benefit is paid in a lump sum or installments over five years, as elected by the NEO. For purposes of the Potential Payments Upon Termination or Change in Control table below we have assumed that the account balances of the NEOs will be paid on termination of employment in a lump sum, although the NEO could have elected a different distribution date and form of payment in accordance with the Supplemental Plan.

Potential Payments Upon Termination or Change in Control

Upon the termination of employment of a NEO, they may be entitled to additional benefits or payments beyond those provided under our benefit plans, depending on the event triggering the termination. The events that would trigger a NEO’s entitlement to additional benefits or payments, and the estimated value of these additional benefits or payments, and the timing of such payments are described in the following table. As each NEO is considered a "specified employee" under Section 409A of the Internal Revenue Code of 1986, as amended, upon separation of service the payments described below for the NEO’s Supplemental Plan balance would be subject to a six-month delay.

The table below has been prepared assuming a termination date and, where applicable, a change of control date, of December 28, 2018, the last business day of our 2018 fiscal year, and a stock price of $168.03 per share, which was the closing price of our common stock on such date.

Name	Voluntary Resignation for Good Reason or Involuntary Termination other than for Cause (1)	Resignation for Good Reason or Involuntary Termination other than for Cause within 2 years of a Change of Control (2)	Death (3)	Disability (4)	Voluntary Resignation without Good Reason or Retirement (1)	Termination for Cause (5)	Involuntary Termination other than Cause, Death, Disability or Change of Control (6)
David W. Heinzmann	$4,585,299	$11,369,351	$3,744,026	$2,744,026	$4,585,299	$800,525	$9,606,569
Meenal A. Sethna	$346,635	$4,261,559	$2,301,272	$1,301,272	$346,635	$346,635	$2,101,980
Ryan K. Stafford	$310,450	$5,215,633	$2,644,828	$1,644,828	$310,450	$310,450	$2,299,757
Michael P. Rutz	$222,028	$3,032,562	$1,611,298	$611,298	$222,028	$222,028	$1,359,642
Deepak Nayar	$893,650	$2,645,105	$1,503,316	$503,316	$893,650	$93,241	$1,869,588

(1)
This amount represents for Messrs. Heinzmann and Nayar (i) the value of all unvested stock options (actual value to be determined upon exercise), (ii) the value of all unvested RSUs, and (iii) their Supplemental Plan account balance.

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For Messrs. Stafford and Rutz and Ms. Sethna, this amount represents the value of each NEO’s Supplemental Plan account balance.

(2)
This amount represents (i) two years of annual base salary (three years for Mr. Heinzmann) payable in a lump sum on the 30th day following separation of service, (ii) two times (three times for Mr. Heinzmann) the greater of the average AIP bonuses for the previous three years and the AIP target bonus for 2018 payable in a lump sum on the 30th day following separation of service, (iii) an amount equal to the greatest of the average AIP bonuses for three years, the AIP target bonus for 2018, and the AIP bonus for 2018 based on performance through the date of separation of service payable in a lump sum on the 30th day following separation of service, (iv) the cost of two years of continued coverage under our group health and dental plans (three years for Mr. Heinzmann), and (v) the cost of outplacement services for two years payable on a monthly basis provided that the Company shall have no further obligations to provide such outplacement services once the Executive has accepted a position with a third party, assuming the value of this benefit is 15% of the NEO’s annual base salary. In addition, this amount includes the value of all unvested stock options (actual value to be determined upon exercise) and all unvested RSUs which vest upon termination, and the value of the NEO’s Supplemental Plan account balance. If the change of control and severance payments and benefits are above the threshold which triggers an excise tax under Section 280G of the Code, either the severance is reduced to the amount such that the excise tax is avoided or the full severance is paid with the excise tax imposed, whichever is more favorable to the executive on an after-tax basis.

(3)
This amount represents (i) life insurance coverage equal to the lesser of three times the executive’s annual base salary and $1,000,000, (ii) the value of all unvested stock options which vest upon termination (actual value to be determined upon exercise), (iii) the value of a pro-rata portion of all unvested RSUs which vest upon termination, and (iv) the NEO’s Supplemental Plan account balance.

(4)
This amount represents (i) the value of all unvested stock options (actual value to be determined upon exercise), (ii) the value of a pro-rata portion of all unvested RSUs, and (iii) the NEO’s Supplemental Plan account balance.

(5)	This amount represents the value of each NEO’s Supplemental Plan account balance.

(6)
This amount represents (i) severance benefits equal to a multiple of base and target annual bonus (2 times for Mr. Heinzmann, 1.5 times for Ms. Sethna and Mr. Stafford, and 1 times for Messrs. Rutz and Nayar), (ii) AIP target bonus for 2018, (iii) the cost of continued coverage under our group health and dental plans (eighteen months for Messrs. Heinzmann and Stafford and Ms. Sethna and twelve months for Messrs. Rutz and Nayar), and (iv) the cost of outplacement services for one year, assuming the value of this benefit is 7.5% of the NEO's annual base salary. In addition, this amount includes for Messrs. Heinzmann and Nayar the value of all unvested stock options (actual value to be determined upon exercise) and all unvested RSUs which vest upon termination, and the value of the NEO's Supplemental Plan account balance.

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CEO  PAY  RATIO

As required by Item 402(u) of Regulation S-K, we are providing the following information for the fiscal year 2018:

■	the median of the annual total compensation of all employees of our company (other than Mr. Heinzmann, our Chief Executive Officer), was $15,256; and

■	the annual total compensation of Mr. Heinzmann, our Chief Executive Officer, was $4,876,689.

Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees, which represents a reasonable estimate calculated in accordance with SEC regulations and guidance, is 320 to 1.

Due to our diverse end markets and global workforce, the above pay ratio is only an estimate calculated in accordance with Item 402(u) as permitted by the latest SEC interpretations and is unique to Littelfuse.

We have determined that there have been no significant changes to our employee population or compensation programs and no significant changes to the median employee's compensation arrangements or circumstances compared to our 2017 pay ratio analysis that would impact our pay ratio disclosure. For purposes of this determination, we excluded approximately 1,050 employees of the businesses acquired in connection with the Company's acquisition of IXYS Corporation in January 2018 and Monolith Semiconductor Inc. in October 2018. Therefore, we are using the same median employee from our initial fiscal year 2017 pay ratio disclosure.

COMPENSATION PLAN INFORMATION

We have two equity compensation plans that have been approved by our stockholders: the Littelfuse, Inc. Long-Term Incentive Plan that was approved by our stockholders at the April 2017 annual stockholder meeting and the Deferred Compensation Plan for Non-Employee Directors that was approved by our stockholders at the May 2005 annual stockholder meeting.

Pursuant to our acquisition of IXYS Corporation on January 17, 2018, we assumed four equity compensation plans that have not been approved by our stockholders and pursuant to which we may continue to grant equity awards: IXYS Corporation 2009 Equity Incentive Plan, IXYS Corporation 2011 Equity Incentive Plan, IXYS Corporation 2013 Equity Incentive Plan, IXYS Corporation 2016 Equity Incentive Plan (together, the "IXYS Plans"). We also assumed two expired equity compensation plans that have not been approved by our stockholders and pursuant to which we have outstanding equity awards: the Zilog, Inc. 2002 Omnibus Stock Incentive Plan and Zilog, Inc. 2004 Omnibus Stock Incentive Plan (together the "Zilog Plans").

Information about our equity compensation plans that were either approved or not approved by our stockholders as of December 29, 2018, is as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants, and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	519,275	(2)	$133.75	1,153,944
Equity compensation plans not approved by security holders	321,557	(3)	$96.20	208,285
Total	840,832		$116.29	1,362,229

(1)	The weighted average exercise price does not take into account the shares issuable upon the vesting of outstanding restricted stock units, which have no exercise price.

(2)
Includes 161,311 shares reserved for issuance upon vesting of outstanding restricted stock units and 357,964 outstanding stock options granted under the Littelfuse, Inc. Long-Term Incentive Plan and the Deferred Compensation Plan for Non-Employee Directors.

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(3)
Includes 10,165 shares reserved for issuance upon vesting of outstanding restricted stock units under the IXYS Plans and 311,392 outstanding stock options granted under the IXYS Plans and Zilog Plans. Below is a brief description of the material features of the compensation plans acquired pursuant to the acquisition of IXYS Corporation.

IXYS Plans
In connection with the acquisition of IXYS Corporation, we assumed the IXYS Corporation 2009 Equity Incentive Plan, IXYS Corporation 2011 Equity Incentive Plan, IXYS Corporation 2013 Equity Incentive Plan, IXYS Corporation 2016 Equity Incentive Plan and outstanding unvested stock options originally granted by IXYS Corporation under the IXYS Plans that were held by continuing employees. At the time of the acquisition of IXYS Corporation, these awards were converted to Littelfuse stock options, with adjustments made to the exercise price of the stock options and the number of shares subject to stock options as agreed upon in the Merger Agreement. These unvested options vest in accordance with their original terms, generally vesting in equal annual installments over a four-year period from the original grant date. The options, once granted, generally expire ten years from the date of grant. Under the IXYS Plans, we may grant to former employees of IXYS Corporation or its subsidiaries restricted stock awards, RSUs, stock options and stock appreciation rights with an exercise price that is no less than the fair market value on the date of grant. Equity awards granted under the IXYS Plans following the acquisition have been on similar terms and consistent with grants made pursuant to the Littelfuse, Inc Long-Term Incentive Plan. As of December 29, 2018, 208,285 shares remained available for issuance under the IXYS Plans.

Zilog Plans

In connection with the acquisition of IXYS Corporation, we assumed the Zilog, Inc. 2002 Omnibus Stock Incentive Plan and Zilog, Inc. 2004 Omnibus Stock Incentive Plan and outstanding stock options originally granted by IXYS Corporation under the Zilog Plans that were held by continuing employees of Zilog. At the time of the acquisition of IXYS Corporation, these awards were converted to Littelfuse stock options, with adjustments made to the exercise price of the stock options and the number of shares subject to stock options as agreed upon in the Merger Agreement. These options vested in accordance with their original terms, generally in equal annual installments over a four-year period from the original grant date. The options generally expire ten years from the date of grant. The Zilog 2002 Omnibus Stock Incentive Plan expired in May 2012 and no additional grants have been made thereunder. The Zilog 2004 Omnibus Stock Incentive Plan expired in February 2014 and no additional grants have been made thereunder. Therefore, as of December 29, 2019, no shares remain available for issuance under the Zilog Plans and 52,804 stock options remain outstanding.

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PROPOSAL NO. 3 - APPROVAL AND RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Subject to approval of the stockholders, the Audit Committee of the Board has appointed Grant Thornton LLP ("Grant Thornton"), an independent registered public accounting firm, as independent auditors to examine the annual consolidated financial statements of the Company and its subsidiary companies for the fiscal year ending December 28, 2019. The stockholders are being asked to approve and ratify such appointment. A representative of Grant Thornton LLP will be present at the meeting to make a statement, if such representative so desires, and to respond to stockholders’ questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL AND RATIFICATION OF GRANT THORTON LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 28, 2019

Audit Related Matters

Audit and Non-Audit Fees

The following table presents the approximate fees for professional audit services rendered by Grant Thornton for the audit of our financial statements for professional services rendered for the fiscal years ended December 29, 2018 and December 30, 2017:

	Fiscal Year 2018	Fiscal Year 2017
Audit Fees (1)	$2,842,800	$2,418,515
Audit-Related Fees (2)	$26,500	$26,500
Tax Fees (3)	$0	$14,900
Other (4)	$6,500	$6,500
Total	$2,875,800	$2,466,415

(1)	Includes fees related to U.S. GAAP audit and statutory audits of foreign subsidiaries in each year.

(2)	Includes fees related to audits of employee benefit plans in each year.

(3)	Includes fees related to tax, transfer pricing and expatriate tax advice and compliance in each year and other miscellaneous services.

(4)	Includes fees related to access to an on-line accounting research tool in each year.

Grant Thornton’s full-time permanent employees conducted a majority of the audit of the Company’s 2018 financial statements.

Audit Committee Pre-Approval Policies and Procedures

All audit and non-audit services are pre-approved by the Audit Committee, which considers, among other things, the possible effect of the performance of such services on the registered public accounting firm’s independence. The Audit Committee pre-approves the annual engagement of the principal independent registered public accounting firm, including the performance of the annual audit, statutory audits at foreign locations, quarterly reviews and tax services. The Chairperson of the Audit Committee has been delegated the authority to provide any necessary specific pre-approval for services that have not been previously pre- approved, but he must report the pre-approval at the next meeting of the Audit Committee.

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REPORT OF THE AUDIT COMMITTEE

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate by reference filings, including this Proxy Statement, in whole or in part, the following Report of the Audit Committee shall not be incorporated by reference into any such filings.

The Audit Committee oversees our financial reporting process and compliance with the Sarbanes-Oxley Act of 2002 on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in our Annual Report on Form 10-K for the 2018 fiscal year with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed and discussed the audited financial statements with the independent auditors and discussed the matters requiring discussion pursuant to Statement on Auditing Standards No. 1301. In addition, the Audit Committee has discussed with the independent auditors their independence from management and the Company, including the matters in the written disclosures and letter received by the Audit Committee from the independent auditors as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee regarding the independent auditors’ independence, and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the independent auditors the overall scope and plans for their audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal control over financial reporting, and the overall quality of our financial reporting. The Audit Committee held five meetings during fiscal 2018.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 29, 2018, for filing with the SEC.

Audit Committee:
Cary T. Fu (Chairman)
Anthony Grillo
John E. Major

2019 Proxy Statement	49

STOCKHOLDER PROPOSALS

Stockholder Proposals for Inclusion in the 2020 Proxy Statement. If a stockholder wants to submit, in accordance with SEC Rule 14a-8, a proposal for inclusion in our proxy statement for the 2020 annual meeting, the proposal must be received at our principal executive offices, in writing, by November 16, 2019. All proposals should be submitted, along with proof of ownership of our common stock in accordance with Rule 14a-8(b)(2), to our Corporate Secretary at 8755 West Higgins Road, Suite 500, Chicago, Illinois 60631. Stockholder proposals must comply with SEC Rule 14a-8, Delaware law and our bylaws. Failure to deliver a proposal by these means may result in it not being deemed timely received.

Our bylaws provide proxy access to eligible stockholders. The proxy access bylaw provision provides that a stockholder, or a group of up to twenty stockholders, that own three percent or more of the Company's outstanding common stock continuously for at least three years may submit director nominees for up to the greater of (i) two directors or (ii) twenty percent of the Board. A stockholder's notice of nomination of one or more director candidates to be included in the Company's proxy statement and ballot pursuant to Article II, Section 8 of our bylaws must be received at our principal executive offices, in writing by November 16, 2019 (i.e., no later than 120 days prior to the anniversary of the mailing of the Company's proxy statement for the immediately preceding year).

Other Stockholder Proposals for Presentation at the 2020 Annual Meeting. Stockholders of record who do not submit a proposal for inclusion in our proxy materials under SEC Rule 14a-8, but who instead intend to nominate a person for election as director or to introduce an item of business at the 2020 annual meeting, must provide advance written notice to us in accordance with our bylaws. Our bylaws require that in order to nominate persons to our Board or to present a proposal for action by stockholders at an annual meeting of stockholders, a stockholder must provide advance written notice to our Corporate Secretary, which notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on the 60th day (February 26, 2020 for the 2020 annual meeting of stockholders) nor earlier than the close of business on the 90th day prior (January 27, 2020 for the 2020 annual meeting of stockholders) to the first anniversary of the preceding year’s annual meeting of stockholders. In the event that the date of the annual meeting to which such stockholder’s notice relates is more than 30 days before or more than 60 days after such anniversary date, for notice by the stockholder to be timely it must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by us. In the event that the number of directors to be elected to the Board is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to or mailed and received at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us. The stockholder’s notice must contain detailed information specified in our bylaws and should be addressed to our Corporate Secretary at 8755 West Higgins Road, Suite 500, Chicago, Illinois 60631. You may obtain a copy of our bylaws upon request by writing to the Corporate Secretary at our principal executive offices.

As to any proposal that a stockholder intends to present to stockholders without inclusion in our Proxy Statement for our 2020 annual meeting of stockholders, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary authority on that proposal by advising stockholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by our Corporate Secretary at the address above by February 26, 2020.

The chairman of the 2020 annual meeting may refuse to allow the transaction of any business or acknowledge the nomination of any person not made in compliance with the procedures set forth for such matters in our bylaws.

2019 Proxy Statement	50

OTHER PROPOSED ACTIONS

We do not know of any matters to be acted upon at the Annual Meeting other than those discussed in this Proxy Statement. If any other items or matters are properly presented before the Annual Meeting, the proxy holders will vote on such matters in their discretion. A proxy granted by a stockholder will give discretionary authority to the proxy holders to vote on any matters introduced pursuant to these procedures, subject to applicable SEC rules.

2019 Proxy Statement	51

FORM OF PROXY

LITTELFUSE, INC.
8755 W. HIGGINS ROAD
SUITE 500
CHICAGO, IL 60631

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 25, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 25, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E59247-P16233 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

LITTELFUSE, INC.

The Board of Directors recommends you vote FOR each of the nominees in proposal 1.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Kristina Cerniglia	☐	☐	☐
1b. T. J. Chung	☐	☐	☐
1c. Cary Fu	☐	☐	☐
1d. Anthony Grillo	☐	☐	☐
1e. David Heinzmann	☐	☐	☐
1f. Gordon Hunter	☐	☐	☐
1g. John Major	☐	☐	☐
1h. William Noglows	☐	☐	☐
1i. Nathan Zommer	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
2. Advisory vote to approve executive compensation.	☐	☐	☐
3. Approve and ratify the appointment of Grant Thornton LLP as the Company's independent auditors for 2019.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

LITTELFUSE, INC.

Annual Meeting of Stockholders

Friday, April 26, 2019
9:00 a.m. Central Daylight Time

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E59248-P16233

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Annual Meeting of Stockholders
Friday, April 26, 2019

The stockholder(s) hereby appoint(s) Meenal A. Sethna and Hans Weinburger, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of the ballot, all the shares of Common Stock of Littelfuse, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Central Daylight Time on April 26, 2019, at the O'Hare Plaza, First Floor Conference Center, 8745 West Higgins Road, Chicago, Illinois, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, AND FOR PROPOSALS 2 AND 3.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side